UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

AMERICAN AFFORDABLE HOUSING II LIMITED PARTNERSHIP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Class A Limited Partner Interests
(2) Aggregate number of securities to which transaction applies:
26,501 Class A Limited Partner Interests
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0. Pursuant to Rule 0-11(c)(2), the fee was calculated on the amount of cash that is estimated to be received by the Registrant from sales proceeds of the sales of Registrant’s property, assuming that the Registrant receives distributions from its investments in local partnerships equal to the maximum amount of the estimated liquidation proceeds.

(4) Proposed maximum aggregate value of transaction:
$0
(5) Total fee paid:
$0
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

American Affordable Housing II Limited Partnership

One Boston Place
Suite 2100
Boston, MA 02108
(617) 624-8900

•, 2007

Dear Unit Holder ("Unit Holder"):

You are a holder of Class A Limited Partner Interests ("Units") in American Affordable Housing II Limited Partnership ("AAH II" or the "Partnership"). Units are materially identical to limited partner interests in the Partnership. We are writing to request the consent of the Unit Holders to authorize Boston Capital Associates Limited Partnership, as the general partner of AAH II, to liquidate the assets of AAH II and wind up its affairs (the "Liquidation"). The Liquidation involves the sale of the remaining apartment complexes for low- and moderate-income tenants owned by the Partnership (the "Apartment Complexes"), payment of Partnership liabilities, distribution of any proceeds and dissolution of the Partnership.

In connection with the proposed Liquidation, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the Liquidation, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement, you should consult your financial advisor.

Your participation in this vote is very important, and we need greater than 50% of the Units to be voted in favor of the Liquidation in order to liquidate. Please complete the enclosed consent form and sign, date and return it promptly in the enclosed postage-paid envelope, or in the manner set forth in the section of the attached Consent Solicitation Statement entitled "Voting Procedures". This solicitation will not expire, and will continue until the requisite number of consents are obtained or the General Partner abandons the solicitation, in its sole discretion.

Sincerely,

John P. Manning
President, C&M Management, Inc.,
  the general partner of BCA Associates Limited Partnership, the general partner of Boston Capital Associates Limited Partnership, the general partner of American Affordable Housing II Limited Partnership

AMERICAN AFFORDABLE HOUSING II LIMITED PARTNERSHIP

NOTICE FOR ACTION BY WRITTEN CONSENT OF UNIT HOLDERS

To the Holders of Units of American Affordable Housing II Limited Partnership:

We are soliciting consent from the holders of Units of American Affordable Housing II Limited Partnership ("AAH II" or the "Partnership") to authorize Boston Capital Associates Limited, the general partner of the Partnership, to liquidate the assets of the Partnership and wind up its affairs. The proposed plan of liquidation and dissolution is set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of Units of AAH II, we are required to ask for your consent to complete the liquidation. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call Boston Capital Investor Services, toll free at 1-800-955-2733.

DATED at Boston, Massachusetts this • th day of •, 2007.

Sincerely,

John P. Manning

President, C&M Management, Inc.,
the general partner of BCA Associates Limited Partnership, the general partner of Boston Capital Associates Limited Partnership, the general partner of American Affordable Housing II Limited Partnership

IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY ONE OF THE VOTING PROCEDURES DESCRIBED BELOW. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION.

TABLE OF CONTENTS

Summary	1

Questions and Answers About this Consent Solicitation Statement and the Proposed Liquidation	5

What You Should Know Before Voting on the Liquidation	11

Background and Reasons for the Liquidation	11

Risks of the Liquidation	16

Plan of Liquidation and Dissolution	20

Interests of Certain Persons in the Liquidation	21

Liquidation Expenses	23

Estimate of Ranges of Values of Partnership Properties	24

Estimation of Proceeds for the Partnership on Liquidation	31

Estimated Proceeds based on Income Capitalization Analysis	32

Estimated Proceeds Based on Resyndication Analysis	33

Estimated Proceeds Based on Property Management Fee	33

Total Estimated Proceeds and Passive Losses	34

Material Federal Income Tax Consequences	35

Accounting Treatment	40

Amendment to the Plan of Liquidation and Dissolution	40

No Appraisal Rights	41

Regulatory Approvals	41

Selected Financial Data	42

Recommendation of the General Partner	43

The Partnership and the General Partner	43

Fiduciary Duties of the General Partner	44

Role of the General Partner	45

Role of the Unit Holders	45

Market for the Units	45

Security Ownership of Certain Beneficial Owners and Management	46

Voting Procedures	47

Record Date and Outstanding Units	48

Consent Card and Vote Required	48

Revocability of Consent	48

Solicitation of Consents; Solicitation Expenses	49

Forward-Looking Statements	49

Other Matters	50

Appendices	50

Plan of Liquidation and Dissolution of American Affordable Housing II Limited Partnership	A-1

i

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AMERICAN AFFORDABLE HOUSING II LIMITED PARTNERSHIP
ONE BOSTON PLACE
SUITE 2100
BOSTON, MA 02108
(617) 624-8900

CONSENT SOLICITATION STATEMENT

FOR WRITTEN CONSENT
WITHOUT A MEETING

SUMMARY

General

This Consent Solicitation Statement is being furnished to holders of Units ("Unit Holders") of American Affordable Housing II Limited Partnership ("AAH II," or the "Partnership") in connection with the solicitation of approval for the sale and liquidation of all of the Partnership's assets and the dissolution of the Partnership (the "Liquidation") pursuant to a Plan of Liquidation and Dissolution (the "Plan of Liquidation and Dissolution," or the "Plan"). The matter for which we seek consent is listed in the accompanying Notice for Action by Written Consent of Unit Holders and is described in further detail in this Consent Solicitation Statement.

This Consent Solicitation Statement and the accompanying Notice for Action by Written Consent of Unit Holders and consent card were first sent or given to Unit Holders on or about •, 2007.

Plan of Liquidation and Dissolution (pages 20-21)

Upon approval of the Liquidation, Boston Capital Associates Limited Partnership, as the general partner of AAH II (the "General Partner"), will (1) seek to sell the assets of the Partnership and use the sales proceeds and/or other Partnership funds to pay all expenses in connection with such sales, (2) pay or make provision for payment of all Partnership obligations and liabilities, including accrued fees and unpaid loans to the General Partner and (3) distribute the remaining assets in the manner set forth in the Partnership Agreement, as described in this Consent Solicitation Statement. We will then file a Certificate of Cancellation with the Massachusetts Secretary of the Commonwealth, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist. We expect to complete the sale of the Partnership's remaining apartment complexes for low- and moderate-income tenants (the "Apartment Complexes") approximately two to three years after the Unit Holders' approval of the Liquidation. However, because of numerous uncertainties, the Liquidation may take longer or shorter than expected, and the final liquidating distribution, if any may occur months after all of the Apartment Complexes have been sold.

Background and Reasons for the Liquidation (pages 11-16)

The General Partner recommends the Liquidation of the Partnership for numerous reasons, including the following:

•  Liquidation of the Partnership may give Unit Holders the opportunity to use suspended passive activity losses to offset gains other than gains from passive activities.

•  The properties owned by the Partnership no longer produce tax credits for the Unit Holders.

•  There is no established market for the Units, and Unit Holders are only able to sell their Units in an informal and sparce secondary market, which can contain a small number of participants with infrequent transactions; and thus they would be difficult for the Unit Holders to dispose of without the Liquidation or a similar alternative.

•  Unit Holders are not anticipated to receive any further cash distributions.

•  Costs of operating the Partnership will continue to hold steady or increase even if there are fewer properties that provide income to the Partnership.

•  Liquidation of the Partnership would eliminate the need for Unit Holders to include Schedule K-1 activity on their tax returns with respect to the Partnership.

•  Other alternatives to liquidation either do not seem feasible or are unlikely to produce greater returns to Unit Holders in the future.

Estimated Ranges of Values of Partnership Properties (pages 24-35)

The general partner of the Partnership, Boston Capital Associates Limited Partnership, a Massachusetts limited partnership (the "General Partner"), has used two methods of valuing each Apartment Complex—the income capitalization analysis and the resyndication analysis—to determine a high and low range of estimated liquidation proceeds for the Partnership. In addition, where the General Partner's analysis determined that the liabilities of an Apartment Complex were greater than its assets, the General Partner estimated the sale value of the property based on a multiple of the 2006 property management fee paid by the limited partnerships that own the Apartment Complexes (the "Operating Partnerships"). The General Partner expects that Unit Holders will not receive any additional distributions, whether or not the Liquidation is commenced. The Partnership's accrued liabilities, fees and expenses are greater than the highest estimated sale values of the remaining properties held by the Partnership.

Liquidation Expenses (pages 23-24)

The Partnership will pay for the expenses of the solicitation, and if approved by the Unit Holders, the Liquidation. The General Partner expects the solicitation to cost approximately $51,960 and the Liquidation to cost approximately $147,500.

Material Federal Income Tax Consequences (pages 35-40)

Each Unit Holder is required to take into account its distributive share of the Partnership's income, gains, losses, deductions, credits and tax preference items in computing such Unit Holder's federal income tax liability for any taxable year. For federal income tax purposes, each Unit Holder will be required to include in its income its allocable share of the gain or loss realized by the Partnership upon the sale of the Partnership's assets pursuant to the Liquidation. A Unit Holder will recognize gain to the extent the amount of the liquidating distribution received by the Unit Holder exceeds the Unit Holder's tax basis for its Units. It is anticipated that future sales will occur in a manner which will not result in any recapture of low-income housing tax credits or historic rehabilitation tax credits.

A Unit Holder's allocable share of Partnership income or loss from the sale of the Partnership's assets is generally treated as derived from a passive activity. As a result, a Unit Holder's allocable share of such losses may be used by the Unit Holder in the current taxable year to offset passive activity income from a Unit Holder's other passive activity investments. Similarly, a Unit Holder's allocable share of any Partnership gain realized on the sale of its assets is generally characterized as passive activity income that may be offset by unused previously allocated Partnership passive activity losses or by passive activity losses from a Unit Holder's other passive activity investments. Because the liquidating distribution is a fully taxable transaction, the Internal Revenue Code generally allows any suspended passive activity losses of the Unit Holder with respect to its investment in the Partnership to be used to reduce other income of the Unit Holder upon liquidation. Consequently, Unit Holders who have not been able to use the passive activity losses generated by the Partnership are likely to be able to use unused passive activity losses upon the Liquidation. In addition, presuming that the Unit Holders acquired their Units in the Partnership's initial offering and that Unit Holders have not used passive activity losses to offset other non Partnership passive activity gains/income, the General Partner estimates that each Unit Holder would have sufficient unused passive activity losses to offset any taxable gain from the Liquidation, and in certain cases may be able to carry forward passive activity losses to offset unrelated gains, including ordinary income, once the Liquidation has been completed.

THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE AND ON PAGES 35-40 OF THIS CONSENT SOLICITATION

STATEMENT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A UNIT HOLDER. UNIT HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE LIQUIDATION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Accounting Treatment (page 40)

The Partnership will prepare financial statements in accordance with generally accepted accounting principles as of and through the date the Certificate of Cancellation is filed by the Partnership and will engage its independent auditors to audit the financial statements.

Appraisal Rights (page 41)

Neither Massachusetts law nor the Partnership Agreement requires that Unit Holders be entitled to appraisal rights in the Liquidation, and no such appraisal rights will be afforded Unit Holders voting against the Liquidation.

Regulatory Approvals (page 41)

No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with AAH II's liquidation and dissolution.

Amendment to Plan of Liquidation and Dissolution (page 40)

Prior to execution of the Plan of Liquidation and Dissolution by the General Partner, the General Partner may abandon or amend the Liquidation without further action by the Unit Holders. After approval of the Liquidation by the affirmative vote of holders of a majority of the outstanding Units, no amendment may be made which alters or changes the terms and conditions of the Plan of Liquidation and Dissolution without the consent of holders of a majority of the outstanding Units.

Interests of Certain Persons in the Liquidation (pages 21-23)

While the General Partner is required to perform in a manner consistent with its fiduciary duties to the Unit Holders, it would have interests in the Liquidation that may differ from those of the Unit Holders. First, the General Partner would no longer be entitled to annual management and other fees received in its capacity as general partner. Second, Liquidation would eliminate any potential liability of the General Partner for liabilities of the Partnership or actions taken by the General Partner as a fiduciary. Third, the General Partner is entitled to receive 1% of the balance of any distributions resulting from a liquidation, sale or refinancing, subordinated to the achievement of any preferred return, although it does not expect that there will be any further distributions. Fourth, any accrued but unpaid asset management fees and any loans advanced to the Partnership by the General Partner will be paid prior to any distributions to the Unit Holders. Finally, the General Partner may have ongoing business relationships with potential purchasers of the Partnership's assets.

Recommendation of the General Partner (page 43)

The General Partner recommends a vote "FOR" approval of the proposed Liquidation. If approved by the Unit Holders, the Plan of Liquidation and Dissolution would immediately go into effect upon the execution by the General Partner of the Plan, which will occur as soon as reasonably practicable after approval by the Unit Holders. After the Partnership has been liquidated, the General Partner will file a Certificate of Cancellation with the Massachusetts Secretary of the Commonwealth, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist.

Voting Procedures (pages 47-49)

Unit Holders who owned Units at the close of business on •, 2007 may vote by mail, fax, telephone or internet. On that date, there were 26,501 Units outstanding and entitled to vote. Each Unit Holder may cast one vote for each Unit owned on that date. Adoption of the Liquidation requires the affirmative vote of the holders of a majority of the outstanding Units. As of the record date, major Unit Holders of the Partnership had voting control over an aggregate of approximately • % of the outstanding Units entitled to vote at the special meeting. As of the record date, the General Partner and its affiliates did not have the power to vote or dispose of any outstanding Units.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION STATEMENT AND THE PROPOSED LIQUIDATION

Q:  Why have I received this Consent Solicitation Statement?

A:  You have received this Consent Solicitation Statement because AAH II's Partnership Agreement requires that the holders of a majority of the outstanding Units in the Partnership approve the liquidation and dissolution of the Partnership. You are entitled to vote because, according to the records of the Partnership, you owned Units on •, 2007. Even if you have sold some or all of your Units since that date, if you owned Units on •, 2007, you are entitled to vote.

Q:  What does the Liquidation involve?

A:  We are proposing to sell all of AAH II's interests in the Operating Partnerships or Apartment Complexes owned by the Operating Partnerships in which AAH II is invested, pay or make provision for all Partnership obligations and liabilities, distribute the available cash in accordance with the Partnership Agreement and terminate the Partnership.

Q:  How can the Liquidation be approved?

A:  The Liquidation will be approved with the consent of a majority-in-interest of all Unit Holders.

Q:  How will proceeds from the sales of Apartment Complexes be distributed?

A:  Proceeds of the sales of Apartment Complexes or Operating Partnerships will be used for the payment of debts and establishment of reserves, including debts owed to the General Partner, before being distributed to the Unit Holders. Under the Partnership Agreement, prior to dissolution of the Partnership, all liquidation and sale proceeds are to be applied and distributed in the following amounts and order of priority:

•  First, to the discharge of debts and obligations of the Partnership (exclusive of any debts or obligations referred to in the following bullets);

•  Second, to any fund reserves for contingent liabilities to the extent deemed reasonable by the General Partner;

•  Third, to the repayment of any accrued and unpaid asset management fees and any loans or advances made by any of the partners to the Partnership;

•  Fourth, to repay all Unit Holders their paid-in capital contribution minus any prior distributions made to them, but never less than zero, allocated in accordance with the Unit Holder's pro rata share of the total paid-in contribution of the Unit Holders;

•  Fifth, to the General Partner and each Limited Partner that is not a Unit Holder, an amount equal to each such partner's capital contribution less distributions previously paid to such partner; and

•  Sixth, the balance, 99% to the Unit Holders and 1% to the General Partner.

Upon dissolution and termination of the Partnership, after payment of, or adequate provision for, the debts and obligations of the Partnership, the remaining assets of the Partnership shall be distributed to the partners in accordance with their positive capital account balances. In the event the General Partner has a deficit capital account balance following the Liquidation, the General Partner will pay the Partnership cash in an amount equal to the deficit capital account balance, which amount will be paid to recourse creditors of the Partnership or distributed to the other partners in accordance with their positive capital account balances.

Based upon the maximum estimated sale value of the Partnership properties, we do not expect the Unit Holders of the Partnership to receive any further proceeds from the Liquidation of the Partnership. See "WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION—Estimate of Ranges of Values of Partnership Properties" below. In the past, the General Partner has been entitled to payment for unpaid loans and management fees, but has deferred its priority so the Unit Holders could receive distributions. As of September 30, 2007, the General Partner had deferred priority with respect to $788,384 in unpaid loans and management fees. The General Partner does not anticipate that it will further defer its priority for payment on unpaid loans and management fees in the future, whether or not the Liquidation is approved.

Q:  Why is the General Partner proposing to sell the Partnership's properties at this time?

A:  The General Partner is recommending the Liquidation because we believe the Partnership has maximized the principal benefits of owning the Apartment Complexes, in particular:

(1) generating low-income housing tax credits and historic rehabilitation tax credits for the Unit Holders;

(2) providing tax benefits in the form of tax losses which Unit Holders may use to offset income from other sources; and

(3) generating income for Unit Holders through cash distributions.

This affords the Unit Holders an exit strategy to alleviate the burden of the Schedule K-1 tax reporting requirements of the Partnership, since there are few opportunities to liquidate their investment due to the absence of a recognized market for the Unit. Furthermore, the Liquidation is expected to allow any suspended passive activity losses to be used by the Unit Holders to offset other income of the Unit Holders. Unit Holders are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

Also, we believe that the increasing age of the properties in which the Partnership is invested and the increasing maintenance and administrative expenses for the Apartment Complexes will, within the next few years, lead to a reduction of cash distributions received by the Partnership from the Operating Partnerships. Moreover, the Apartment Complexes may have limited prospects for appreciation unless significant additional investments are made to upgrade the properties. The need for upgrades and capital improvements also makes refinancing (for those properties whose current mortgages permit prepayment) a less attractive option than sale because a new lender would likely require that significant sums be set aside for immediate repairs and improvements, thereby diminishing any equity available for distribution. Moreover, many of the mortgages do not appear to be able to support a market rate mortgage in an amount sufficient to pay off the existing mortgage balance with applicable prepayment penalties, if any.

At its inception, the Partnership had investments in 52 Operating Partnerships. Today the Partnership retains interests in only 15 of those Operating Partnerships. At its current size, the Partnership realizes fewer benefits from the management efficiencies that occur when owning interests in a greater number of properties. The Partnership's expenses have not decreased in proportion to the number of properties sold or disposed of, resulting in a decrease in net cash flows from operations. Certain expenses of the Partnership, such as audit fees, management fees, and tax return and Schedule K-1 preparation costs, are relatively fixed and do not vary significantly with the number of properties owned. Consequently, the General Partner is of the view that the proposed Liquidation would provide the most profitable and efficient manner to distribute the Partnership's remaining value, if any, to the Unit Holders. The General Partner believes that in the case of the majority of Unit Holders, the primary benefit of liquidation will be the tax benefits associated with freeing up previously suspended passive activity losses. These tax benefits may be greater than cash distributions from liquidation, if any. Presuming that Unit Holders have held their Units since the initial offering by the Partnership; that the Partnership's passive activity losses have only been used by the Unit Holders to offset any previous passive activity income/gain from the Partnership; that all remaining properties will be sold on December 31, 2007, and after taking into account any gains from property dispositions that have occurred prior to this consent solicitation, the General Partner estimates that the liquidation will free up previously suspended passive activity losses of $6,741 per 5 Units. However, each Unit Holder should consult their personal tax advisor to determine the actual amount, if any, of suspended passive activity losses which the Unit Holder may hold and utilize upon the Liquidation, if approved. Finally, the Partnership Agreement requires the consent of the holders of a majority of Units.

Q:  Does the General Partner recommend that I consent to the Liquidation?

A:  Yes. The General Partner recommends that Unit Holders consent to the Liquidation by marking the box entitled "FOR" with respect to the Liquidation proposal on the enclosed consent card and returning it promptly in accordance with the voting procedures set forth in this Consent Solicitation Statement. The General Partner, however, has conflicts of interest in recommending the Liquidation. For additional information regarding our conflicts of interest, see "WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION—Interests of Certain Persons in the Liquidation" below.

Q:  What will happen if the Liquidation is approved?

A:  We will seek to market and sell the Partnership's interests in the Operating Partnerships or the Apartment Complexes themselves and distribute the net proceeds to pay off Partnership debts. Following this plan, we will take all necessary steps to terminate the Partnership. We expect that it will take approximately between two and three years from the date of the Unit Holders' approval of the Liquidation to sell the Partnership's interests in the Apartment Complexes. Dissolution can be a complex process that may depend on a number of factors, some of which are beyond our control. Accordingly, there can be no assurance that the Liquidation will be completed within the specified time frame. Completion of the Liquidation may also be subject to certain risks. See "WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION—Risks of the Liquidation" below.

Q:  Will I owe any federal income tax as a result of the Liquidation?

A:  The sale of the Apartment Complexes may generate both ordinary income and capital gain or loss to the Unit Holders for United States federal income tax purposes. Distribution of the Liquidation proceeds may result in additional capital gain or loss to the Unit Holders for United States federal income tax purposes. On the other hand, the Liquidation may free up passive activity losses which may allow Unit Holders to gain the benefit of suspended and unused passive activity losses. Tax matters are very complicated and your tax consequences may depend on your financial situation and whether you purchased your Units in the original offering or in the secondary market.

Based on the minimum and maximum liquidation estimates, and assuming that Unit Holders acquired their Units at the Partnership's initial offering, the General Partner estimates that upon Liquidation each 5 Units will have up to $1,305 in taxable gain. Presuming that Unit Holders have held their Units since the initial offering by the Partnership and that the Partnership's passive activity losses have only been used by Unit Holders to offset any previous passive activity income/gain from the Partnership, the General Partner estimates that the Liquidation should free up previously suspended passive activity losses of $6,741 per 5 Units. However, the amount of previously suspended passive losses that are freed up in the Liquidation may be less for Unit Holders that have already used the Partnership's passive losses to offset passive gains not relating to the Partnership. Please consult your tax advisor to determine the exact tax consequences of the Liquidation to you. See "WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION—Material Federal Income Tax Considerations" below.

THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE AND ON PAGES 35-40 OF THIS CONSENT SOLICITATION STATEMENT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS

OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A UNIT HOLDER. UNIT HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE LIQUIDATION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Q:  What if the Liquidation is not approved?

A:  If the Liquidation is not approved by the requisite number of Unit Holders, then the Partnership will continue to operate as a legal entity with its assets and liabilities. No sales of all or substantially all of the Partnership's assets at one time will be made without consent of the Unit Holders, although the General Partner would continue to sell individual Apartment Complexes. If the Liquidation is not approved, there would need to be another vote at a later time in order to liquidate the Partnership, dispose of the final property owned by the Partnership, and take any other necessary action that would have the same effect on the Unit Holders as the Liquidation.

Q:  Am I required to vote on the Liquidation?

A:  No. You are not required to vote; however, we cannot complete the Liquidation without the approval of Unit Holders holding at least a majority of the outstanding Units entitled to vote. If you fail to send in your signed consent card, it will have the same effect as a vote "AGAINST" the Liquidation. However, if you send in your signed consent card and do not select an option on the consent card, your vote will be counted "FOR" the Liquidation.

Q:  How long do I have to consent?

A:  You may submit your signed consent card now. Please mark your vote, sign and return the consent card using the enclosed postage pre-paid envelope provided or fax it to the Partnership at 214-887-7411. Furthermore, consents may be submitted by phone at 888-332-5715 or on the internet at http://www.acssecurities.com/bc/americanaffordable2/. Consent cards may be sent in indefinitely, until the requisite consent is obtained or the General Partner abandons the solicitation, it its sole discretion. Consent cards, however, will only remain valid for 11 months from the time they are signed and dated. See "VOTING PROCEDURES" below.

Q:  Can I revoke my consent?

A:  Yes. Unit Holders may withdraw or revoke their consent at any time prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date. To be effective, a written or facsimile revocation or withdrawal of the consent card must be received by the consent solicitation agent prior to such time and addressed as follows: ACS Securities Services, Inc., 3988 N. Central Expressway, Bldg 5-6th Fl., Dallas, TX 75204; or by facsimile to ACS Securities Services Inc. at 214-887-7411; or by phone at 888-332-5715; or on the internet at http://www.acssecurities.com/bc/americanaffordable2. A notice of revocation or withdrawal must specify the Unit Holder's name and the number of Units being withdrawn. After the Expiration Date, all consents previously executed and delivered and not revoked will become irrevocable.

Q:  Do Unit Holders have dissenters' rights?

A:  Under applicable state law, Unit Holders are not entitled to appraisal rights with respect to the value of the Units. There will not be any procedure by which a Unit Holder can seek an alternative valuation of his or her Units, regardless of whether the Unit Holder does or does not consent to the Liquidation.

WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION

The information contained in this Consent Solicitation Statement with respect to the Liquidation is qualified in its entirety by reference to the Plan of Liquidation and Dissolution and the Partnership Agreement. A copy of the Plan of Liquidation and Dissolution is attached hereto as Appendix A, and is incorporated by reference herein. A copy of the Partnership Agreement is available as an attachment to our Prospectus dated September 22, 1987, and may be requested from the Partnership, free of charge, upon written request to President, One Boston Place, Suite 2100, Boston, MA 02108.

Background and Reasons for the Liquidation

The Partnership was formed to acquire limited partner interests in the Operating Partnerships, each of which was to own and operate an Apartment Complex. Each Apartment Complex qualified for the low-income housing tax credit under Section 42 of the Internal Revenue Code of 1986, as amended, (the "Code"), and some Apartment Complexes also qualified for the historic rehabilitation tax credit under Section 47 of the Code. Some of the Apartment Complexes in which the Partnership has invested also benefit from rent supplements from HUD or other forms of government assistance.

The Partnership offered Units in a public offering declared effective by the Securities and Exchange Commission on February 2, 1988, which offering concluded on September 21, 1988. Investors purchasing 26,501 Units contributed $26,501,000 to the Partnership. Investors were initially required to purchase a minimum of 5 Units. The Partnership once held interests in a total of 52 Operating Partnerships, each of which owned one of the Apartment Complexes. The Partnership has sold or transferred its interest in 37 Apartment Complexes to date. Proceeds of the sale of such interests were used to make distributions pursuant to Section 4.2 of the Partnership Agreement. In certain instances, the General Partner has deferred its priority for the payment from such funds of unpaid loans made by the General Partner to the Partnership and unpaid asset management fees, which resulted in cash distributions to the Unit Holders. Pursuant to the Partnership Agreement,

such liabilities will be deferred until the Partnership receives sales or refinancing proceeds from Operating Partnerships which will be used to satisfy such liabilities. As of December 1, 2007, the Partnership held interests in 15 Operating Partnerships.

The stated investment objectives of the Partnership are to:

•  provide Unit Holders with tax benefits from investing in Operating Partnerships or Apartment Complexes which (a) qualify for the low-income housing tax credit under Section 42 of the Code and which may also qualify for the historic rehabilitation tax credit under Section 47 of the Code with a view towards realizing tax credits totaling approximately $7,500 per $5,000 investment over the first ten years of the Partnership and (b) produce passive activity losses;

•  preserve and protect the Partnership's capital;

•  provide capital appreciation through increases in the value of the Partnership's investments; and

•  to provide cash distributions from the proceeds of Capital Transactions (as defined in the Partnership Agreement), such as the sale of the Apartment Complexes.

The Partnership has strived to meet its objectives. Not including any other past benefits of holding Units, such as distributions of cash and accrual of passive activity losses, Unit Holders received a weighted average return in low-income housing tax credits of approximately 140% of their original investments. The original tax credit target range for the Partnership was 150%.

It is not anticipated that Unit Holders will receive any distributions or repayments of capital from the Liquidation. See "—Estimate of Ranges of Values of Partnership Properties" below.

Before recommending the Liquidation, we considered the benefits and risks associated with continuing the business of the Partnership. After weighing the benefits and risks of continuation, we believe that the Liquidation is in the best interests of the Unit Holders. We believe that the Liquidation provides the best alternative for the Unit Holders for the following reasons:

•  The Partnership no longer generates low-income housing or historic rehabilitation tax credits. The Partnership has generated and continues to generate passive activity losses. However, for many individuals, the tax benefits provided by these passive activity losses are available only upon the sale of an Operating Partnership (a limited amount of passive activity losses may be used upon the sale of an individual Operating Partnership) and liquidation of the Partnership (all remaining passive activity losses may be used upon liquidation). The timely liquidation of the Partnership may provide many Unit Holders with additional tax benefits in the form of passive activity losses. Presuming that Unit Holders acquired their Units at the initial offering by the Partnership, and that the Partnership's passive activity losses have only been used by the Unit Holders to offset any previous passive activity income/gain from the Partnership, the General Partner estimates that the Liquidation will unlock up to $6,741 per 5 Units of previously suspended passive activity losses. Unit Holders may be able to use these losses to offset any gains from the sale of the Apartments. Unit Holders are urged to consult their own tax advisors as to the specific tax consequences to them of a liquidation of the Partnership, including the applicability and effect of federal, state, local and other tax laws. Unit Holders should be aware that the specific tax consequences to them will vary depending upon several factors, including when the Unit Holder purchased his or her Units. See "—Material Federal Income Tax Considerations" below for more explanation.

•  Currently, there is no established market for the Units, and Unit Holders are only able to sell their Units in an informal and sparse secondary market, which contains a small number of participants with infrequent transactions. We believe that Unit Holders may desire to liquidate portions of or their entire investment in the Partnership. Liquidation of the Partnership will result in an accelerated disposition of the Units and allow for the termination of the investment. See "THE PARTNERSHIP AND THE GENERAL PARTNER—Market for the Units" below.

•  Dissolution of the Partnership will eliminate the yearly expense of tax return preparation and possible delay to individual Unit Holders' preparation of tax returns due to their investment in a limited partnership. Many investors find the required Schedule K-1 complicated to report on their tax returns, which may require individuals to incur tax return preparation costs they would not have otherwise incurred.

•  Maintenance and administrative expenses associated with aging Apartment Complexes in which the Partnership holds interests will continue to increase. Due to the increasing need for repairs and improvements to the Apartment Complexes, it is likely that the Partnerships may generate taxable income for the Partnership but not distribute sufficient cash for the Partnership to pass through to its Unit Holders to cover resulting tax liabilities. In addition, while the operating revenues of the Partnership will continue to decrease as Apartment Complexes are sold individually, many of the Partnership's costs will continue to remain steady, including costs and fees associated with filing Schedule K-1 tax information, auditing the Partnership's financial statements and preparing periodic reports and other securities filings.

•  Certain subsidized mortgages are pre-payable but do not appear to be able to support a market rate mortgage in an amount sufficient to pay off the existing mortgage balance. There are prepayment restrictions on, or it would not be feasible to prepay the mortgages covering numerous Apartment Complexes. Even those Apartment Complexes that could be refinanced may not produce much equity for distribution, because new lenders would likely require significant amounts to be set aside for immediate repairs and capital improvements for the aging properties. Although refinancing would result in the distribution of cash to AAH II from the Operating Partnerships without triggering a taxable gain, the General Partner does not believe that refinancing would produce a greater return on equity to the Unit Holders than a sale. Finally, selling some properties while refinancing others would result in a smaller fund continuing to carry fixed expenses, such as tax preparation fees, audit fees and other costs associated with being a public company.

•  To the extent the Apartment Complexes are not sold, they will continue to subject the Partnership to the risks inherent in the ownership of property, such as fluctuations in occupancy rates, operating expenses and rental rates, which in turn may be affected by general and local economic conditions and by the supply and demand for rental apartment properties owned by the Operating Partnerships.

In addition, the General Partner has considered the following other factors in making its decision to recommend the Liquidation:

•  Based upon our highest estimate of ranges in values of the sale of Apartment Complexes and Operating Partnerships, it appears unlikely that the Unit Holders would receive any additional distributions upon the Liquidation of the Partnership. See "—Estimate of Ranges of Values of Partnership Properties" below. Previous cash distributions, to the Unit Holders from the sale of Apartment Complexes (or interests therein) were due primarily to the decision of the General Partner to defer priority for payment on $788,384 of asset management fees and loans to the Partnership, thereby allowing earlier and greater distributions to the Unit Holders. The General Partner does not intend to defer its priority with respect to unpaid asset management fees and unpaid loans in the future, whether or not the Liquidation is approved by a majority of the Unit Holders.

•  The General Partner has conflicts of interest in recommending the Liquidation. See "—Interests of Certain Persons in the Liquidation" below. Through September 30, 2007, the General Partner has deferred priority with respect to unpaid loans and management fees in the amount of $788,384. Pursuant to the Partnership Agreement, proceeds from the sales of Apartment Complexes would be used to pay the General

Partner these unpaid loans and management fees before any distributions would be made to the Unit Holders. The General Partner may have ongoing relationships with any potential purchasers of Apartment Complexes or Operating Partnership interests in the Liquidation. Finally, the General Partner would no longer be entitled to receive fees to which it is entitled under the Partnership Agreement, and the General Partner would no longer have any liability in respect of the Partnership of in its capacity as general partner of the Partnership.

•  If the Partnership were to continue under its current structure, Unit Holders would likely retain their investment without any significant increase in value or near term exit opportunities. However, possible improvements in economic and market conditions could produce increased cash flow and enhance the sales prices of the Apartment Complexes. Consequently, while we believe that the Liquidation will achieve more favorable economic results for Unit Holders than by continuing the Partnership under its current structure, we are unable to assure you that continuation of the Partnership's business would not produce better results than those obtained in the Liquidation.

The alternative to Liquidation would be to continue the Partnership in accordance with its existing business plan. The General Partner considered retaining the Apartment Complexes for a longer period of time to realize greater capital appreciation. However, due to the fact that many of the Apartment Complexes remain subject to use restrictions that extend well into the future, greater capital appreciation will be diminished by the passage of time. In addition, the Apartment Complexes are aging, the Operating Partnerships may need to expend significant funds for capital improvements and maintenance costs in order for the Apartment Complexes to compete in their respective markets in the future. Property replacement reserves may be insufficient to provide the level of upgrades that may be necessary. While the General Partner is of the view that the Operating Partnerships might be able to borrow additional funds in order to finance these improvements, increasing indebtedness on the Apartment Complexes to finance such improvements would increase the risk of loss, and as such, the General Partner does not believe that increasing the level of debt of the Operating Partnerships would be in the best interests of the Partnership, if another alternative such as a sale is feasible. Also, after considering the potential of capital appreciation of the Properties remaining in the Partnership, it appears that the General Partner would potentially be the only partner in the Partnership to benefit as the amount of Asset Management Fees, which would continue to accrue, would be paid prior to any return of capital to the Unit Holders, by the potential capital appreciation.

Furthermore, the ability to recapitalize the Operating Partnerships through refinancing of the existing mortgages is limited due to various restrictions of the current mortgages. The remaining Apartment Complexes have subsidized mortgages, and many of these properties do not appear to be able to support a market rate mortgage in an amount sufficient to pay off the existing subsidized mortgage balance because the subsidy is required for continued property operations. Such restrictions limit the opportunity for the Operating Partnerships to refinance the Apartment Complexes they own at present. Moreover, it appears likely that a new lender would require significant amounts to be set aside for immediate repairs and capital improvements, thereby diminishing any equity available for distribution to Unit Holders from a refinancing. See "—Estimate of Ranges of Values of Partnership Properties—Restrictions" below

For the reasons stated above, the General Partner believes that the Liquidation would produce a better result for the Unit Holders than continuing to operate the Partnership in its current form indefinitely. If the Liquidation is not approved by a majority of the Units entitled to vote, the Partnership would continue to operate in its current fashion and no sales of all or substantially all of the Partnership's assets at one time will be made without consent of the Unit Holders, although sales of individual Apartment Complexes would continue to be made.

No independent third party has reviewed or approved our recommendation. However, we believe that our recommendation is in the best interest of Unit Holders and consistent with our fiduciary duties to the Unit Holders. See "THE PARTNERSHIP AND THE GENERAL PARTNER—Fiduciary Duties of the General Partner." Consequently, we recommend that the Unit Holders consent to the proposed Liquidation by marking the box entitled "FOR" next to the Liquidation proposal on the enclosed consent card.

Unit Holders are urged to consult with their independent financial and tax advisors prior to consenting to the Liquidation.

Risks of the Liquidation

In addition to the other information included elsewhere in this Consent Solicitation Statement, the following factors should be considered carefully in determining whether to approve the Liquidation.

If the Liquidation is Approved, You Face Uncertainty as to the Amount of Suspended Passive Activity Losses That May Become Usable to Offset Other Gains. This Consent Solicitation Statement contains estimates of the amount of suspended passive activity losses that may be freed upon the Liquidation of the Partnership. These estimates rely on numerous assumptions, including assumptions that there will be no further gains that reduce the current amount of suspended passive activity losses, that all properties will be sold at the same time, that the Partnership's passive activity losses have only been used by Unit Holders to offset any previous passive activity income/gain from the Partnership, that the distributions match those estimated in this Consent Solicitation Statement and that Unit Holders acquired their Units during the initial offering. In addition, operating losses flowing from each Operating Partnership to the Partnership, which may increase the amount of suspended activity losses, were estimated from January 1, 2007 through the assumed date of sale, which may not be the actual time that the Liquidation is completed. Because it is unlikely that each of these assumptions will be true in all cases, you may receive fewer or greater previously suspended passive activity losses per 5 Units than is estimated in this Consent Solicitation Statement.

If the Liquidation is Approved, You Face Uncertainty as to Whether There Will be Any Liquidating Distributions and the Timing of Any Liquidating Distributions. If the Liquidation is approved, a number of factors will affect the amount and timing of any liquidating distributions in the Liquidation, including the prices for which the Apartment Complexes are sold, the condition of the real estate market during the Liquidation, the costs of the Liquidation, ability to obtain local general partner and state regulatory agency approvals and other matters which may be beyond the control of the Partnership. Furthermore, since the inception of the Partnership and the acquisition of the Apartment Complexes, some states have passed laws governing the sale of affordable housing constructed with LIHTC or other government subsidies. These new laws may affect the timing of the sale of Apartment Complexes, hence delaying liquidation. In addition, based on the General Partner's analysis, it is likely that there will be insufficient proceeds from the Liquidation to make any distributions to Unit Holders.

The General Partner Will Have Conflicts of Interest in the Liquidation. If the Liquidation is approved, the General Partner will have conflicts of interest with respect to the Liquidation. Consummation of the Liquidation will eliminate any potential liability of the General Partner for liabilities of the Partnership that could arise in the continued operation of the Partnership. In addition, the General Partner and/or its affiliates will no longer be entitled to various fees received in its capacity as General Partner of the Partnership. A liquidation will result in payments to the General Partner of any accrued asset management fees and other fees to which the General Partner is entitled, to the extent that there are enough proceeds from the sale of Apartment Complexes to do so. As of September 30, 2007, the General Partner and its affiliates were owed a total of $6,443,523 in deferred or otherwise unpaid asset management fees. The General Partner would also be entitled to receive payment for any unpaid loans advanced to the Partnership. As of September 30, 2007, the General Partner and its affiliates were owed a total of $310,805 in unpaid loans advanced to the Partnership. Pursuant to the Partnership Agreement, such liabilities will be deferred until the Partnership receives sale or refinancing proceeds from Operating Partnerships which will be used to satisfy such liabilities. The Partnership Agreement provides that all of these amounts will be paid prior to any distributions made to the Unit

Holders. The General Partner will be repaid in full prior to the Unit Holders receiving any liquidation proceeds, if the sale of the Apartment Complexes only generates sufficient distributions to pay the amounts owed to the General Partner and its affiliates. Also, the General Partner or its affiliates may have prior and ongoing business relationships with potential purchasers of the Apartment Complexes. See "—Interests of Certain Persons in the Liquidation" below for further explanation.

You may Incur Gains in the Liquidation in Excess of Any Distributions That Are Made to Unit Holders. Any cash distributed in excess of the tax basis for your Units will be treated as capital gain. If the Liquidation is approved, Unit Holders should be aware that they may have capital gains or ordinary income in excess of any distributions paid, which could result in their being taxed on the excess. Unit Holders may not have sufficient passive activity losses generated by the Partnership to offset these gains. The General Partner has estimated that Unit Holders may have up to $1,305 in taxable gain per 5 Units as a result of the Liquidation. Furthermore, Unit Holders that have used otherwise suspended passive activity losses to offset passive activity gains not relating to the Partnership may not be able to offset these gains to the extent provided in the estimates in this Consent Solicitation Statement. Unit Holders are strongly urged to consult their own tax advisors to determine the particular tax consequences of the Liquidation to them, including the application and effect of federal, state, local, foreign and other tax laws. See "—Material Federal Income Tax Consequences" below for further explanation.

The General Partner or its Affiliates May Have Business Relationships with the Purchasers of the Apartment Complexes After the Apartment Complexes Are Sold. It is possible that affiliates of the General Partner will receive compensation from selling interests in the Apartment Complexes to other investors after the Apartment Complexes are sold. For example, the Apartment Complexes may be eligible for federal low-income housing tax credits if they are rehabilitated. Affiliates of the General Partner may negotiate a provision which allows them to sell or "syndicate" such Apartment Complexes without Unit Holders' consent if the Liquidation is approved. Affiliates of the General Partner have extensive experience and interests in the sale and purchase of real property and there may be opportunities for affiliates of the Partnership or the General Partner to profit from the Apartment Complexes after they are sold. Unit Holders would not participate in any such potential profits.

Sales of Assets Pursuant to the Plan of Liquidation and Dissolution are not Subject to Unit Holder Approval. If the Unit Holders approve the Liquidation, the General Partner will commence marketing of all of the properties in which the Partnership holds interests. Unit Holders will have no right or opportunity to vote on the sale of each Apartment Complex and will have no right to approve or disapprove the terms of any individual sale. By consenting to the Liquidation, Unit Holders are granting us authority to sell all of the Partnership's assets upon terms and conditions which we deem appropriate. See "—Plan of Liquidation and Dissolution" below. In the past, consistent with the terms of the Partnership Agreement, Unit Holder consent was not necessary to sell interests in a single Apartment Complex to date, and the General Partner has sold the Partnership's interest in 37 of 52 Operating Partnerships. The proposal to sell all of the Partnership's remaining assets in a series of dispositions, and to dissolve the Partnership, triggers the need for Unit Holder consent. The Partnership will automatically (without requiring any additional approval of the Unit Holders) be terminated and dissolved following the sale of the Partnership's final property.

If the Liquidation is Approved, Unit Holders Will Continue to Hold Interests in the Partnership if the General Partner is Unable to Sell All of the Apartment Complexes. Even if the Liquidation is approved by the Unit Holders, the General Partner may not be able to sell all of the remaining Apartment Complexes, in which case the Partnership will not be liquidated and the Partnership will continue to hold interests in those Apartment Complexes that could not be sold. In this situation, Unit Holders would continue to receive a Schedule K-1 for their interest in the Partnership. In addition, any distributions available to the Unit Holders could be reduced or eliminated if the General Partner is not successful in selling all of the remaining Apartment Complexes.

There is a Lack of Independent Representation Regarding the Liquidation Recommendation. The Partnership has not retained an independent representative to act on behalf of the Unit Holders or the Partnership in designing the overall structure of the Liquidation. In addition, we do not intend to employ an independent agent to structure and negotiate the terms and conditions (including the consideration to be received) upon which the Partnership's assets will be sold. The Partnership did not seek to obtain an opinion relating to the fairness to the Unit Holders of the proposed Liquidation. There is no assurance that we can obtain better results for the Partnership in the sale of Apartment Complexes than would otherwise be obtained by the general partners of the Operating Partnerships or a third-party broker.

The General Partner Receives the Benefit of Indemnification under the Partnership Agreement. The Partnership Agreement provides that the General Partner shall not be liable to the Partnership or any of the Unit Holders for any act or omission performed or omitted by any General Partner in good faith and in the best interests of the Partnership, provided that the conduct did not constitute negligence or misconduct. Furthermore, the General Partner shall be indemnified for and against any loss, liability or damage incurred by it as a result of any act performed or omitted by it in good faith and in a manner reasonably believed to be in the Partnership's best interests in connection with the business of the Partnership, so long as the act did not constitute negligence or misconduct. As a result of these provisions, Unit Holders may have more restricted rights of action than they would otherwise have if such restrictions had not been included in the Partnership Agreement. In general, the General Partner may not be indemnified under the Partnership Agreement with regard to liabilities arising under federal or state securities laws, rules or regulations to the extent that there is strict liability, unless the General Partner is successful in defending such action and such indemnification is specifically approved by the court.

If a claim were made against the General Partner in connection with its actions on behalf of the Partnership with respect to the Liquidation, it would most likely seek to be indemnified by the Partnership with respect to such claim. Any such indemnification would only be recoverable out of the assets of the Partnership. As a result of these indemnification rights, a Unit Holder's remedy with respect to claims against the General Partner relating to its involvement in the Liquidation could be more limited than the remedies that would have been available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification, including the expenses of defending a claim made, would reduce the Partnership's assets by the amount paid.

The Liquidation would Lead to a Loss of Opportunity to Benefit from Future Events. If the Liquidation is approved, Unit Holders should be aware that there can be no assurance that the Liquidation will result in greater returns to Unit Holders than a continuation of the Partnership. After the Liquidation, the Partnership will not benefit from possible improvements in economic and market conditions that could produce increased cash flow and enhance the sales prices of the Apartment Complexes. In addition, there can be no assurance that the Liquidation will result in greater returns to you than a merger of the Partnership with another entity, a refinancing of some or all of the Apartment Complexes or any other strategic alternative, whether or not considered by the General Partner.

Plan of Liquidation and Dissolution

The Liquidation is to be effected in accordance with the terms and conditions set forth in the proposed Plan of Liquidation and Dissolution and the Partnership Agreement. Upon approval of the Liquidation, the General Partner will (1) seek to sell the assets of the Partnership, together or in separate asset sales, and use the sales proceeds and/or other Partnership funds to pay all expenses in connection with such sales, (2) pay or make provision for payment of all Partnership obligations and liabilities, including accrued fees and unpaid loans to the General Partner and (3) distribute the remaining assets as set forth in the Partnership Agreement and described in this Consent Solicitation Statement. We will then file a Certificate of Cancellation with the Massachusetts Secretary of the Commonwealth, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist.

Pursuant to the Plan of Liquidation and Dissolution, prior to completing the Liquidation, the Partnership must file all tax returns with federal, state and local tax authorities, and must file all reports with the Securities and Exchange Commission and provide or make available such reports to Unit Holders in accordance with the Partnership Agreement. Pending the sale of the Apartment Complexes or Operating Partnership interests, the Operating Partnerships will continue to lease units in the Apartment Complexes and the Partnership will continue to operate.

We expect to complete the sale of the Apartment Complexes approximately two to three years after the date of the Unit Holders' approval of the Liquidation. Liquidation, however, can be a complex process which may depend on a number of factors, and some of these factors are beyond our control. For example, the Partnership may be pursuing claims against others or defending litigation, or there may be other contingencies to which the Partnership may become subject during the Liquidation. Furthermore, the General Partner may determine that the interests of the Unit Holders are better served by waiting to sell certain Apartment Complexes until after certain restrictions have been lifted, maximizing the value of the sales of such Apartment Complexes. Consequently, the Liquidation may take longer or shorter than expected, and the final liquidating distributions, if any may occur months after all of the Apartment Complexes have been sold.

Interests of Certain Persons in the Liquidation

You should be aware that the General Partner, although it is required to perform in a manner consistent with its fiduciary duties to the Unit Holders, would have interests in the Liquidation that may differ from those of the Unit Holders. Such interests include the following:

•  Any accrued but unpaid asset management fees and any loans advanced to the Partnership by the General Partner will be paid prior to any distributions to the Unit Holders. As of September 30, 2007 the General Partner had advanced loans totaling $310,805 to the Partnership and accrued unpaid asset management fees of $6,443,523. The General Partner is entitled to receive payment of these loans and fees accrued from any distributions resulting from such a liquidation before distributions are made to the Unit Holders. As a result, we do not expect any further distributions to the Unit Holders, whether or not the Liquidation is approved.

•  If the Liquidation is approved and consummated, the General Partner and/or its affiliates will no longer be entitled to its annual management and other fees currently received in its capacity as general partner of the Partnership.

•  The Liquidation of the Partnership will eliminate any potential liability of the General Partner for liabilities of the Partnership or actions taken by the General Partner as a fiduciary.

•  The General Partner is entitled to receive 1% of the balance (after payment of debts, additions to working capital, repayment of loans and repayment of capital contributions) of any distributions resulting from a liquidation, sale or refinancing. See Section 4.2(b) of the Partnership Agreement and below for more details.

•  The General Partner may have ongoing business relationships with potential purchasers of the Partnership's assets.

Per Section 4.2(b) of the Partnership Agreement, all liquidation and sale proceeds prior to dissolution shall be applied and distributed in the following amounts and order of priority:

•  First, to the discharge of debts and obligations of the Partnership, including incidental expenses, but excluding debts and liabilities referred to in the following bullets;

•  Second, to any fund reserves for contingent liabilities to the extent deemed reasonable by the General Partner;

•  Third, to the repayment of any accrued and unpaid asset management fees and any loans or advances made by any of the partners, including the General Partner, to the Partnership;

•  Fourth, to repay all Unit Holders their paid-in capital contribution minus any prior distributions made to them, but never less than zero, allocated in accordance with the Unit Holder's pro rata share of the total paid-in contribution of the Unit Holders;

•  Fifth, to the General Partner and each Limited Partner that is not a Unit Holder, an amount equal to such partner's capital contribution less distributions previously paid to such partner; and

•  Sixth, the balance, 99% to the Unit Holders and 1% to the General Partner.

Upon dissolution and termination of the Partnership, after payment of, or adequate provision for, the debts and obligations of the Partnership, the remaining assets of the Partnership shall be distributed to the partners in accordance with their positive capital account balances. In the event the General Partner has a deficit capital account balance following the Liquidation, the General Partner will pay the Partnership cash in an amount equal to the deficit capital account balance, which amount will be paid to recourse creditors of the Partnership or distributed to the other partners in accordance with their positive capital account balances. The General Partner does not anticipate having a deficit capital account balance following the Liquidation.

In the past, with respect to certain dispositions of the Partnership, the General Partner has deferred its priority in the third item above, resulting in the payment of cash distributions to the Unit Holders. Through September 30, 2007, the General Partner has deferred priority with respect to unpaid loans and unpaid management fees in an aggregate amount of $788,384.

If the Liquidation is approved by a majority in interest of the Units entitled to vote, the General Partner will promptly execute the Plan of Liquidation and Dissolution and it will become effective. If the Liquidation is not approved by a majority in interest of the Units entitled to vote, the Partnership would continue to operate in its current fashion and no sales of all or substantially all of the Partnership's assets at one time will be made without consent of the Unit Holders, although individual Apartment Complexes would continue to be sold.

Liquidation Expenses

The Partnership will pay for the expenses of the solicitation and, if approved by the Unit Holders, the Liquidation. Expenses are estimated to be as follows:

Solicitation / Communication Expenses
Legal Fees:	$30,000
Soliciting Agent:	$6,700
Printers:	$8,340
Postage:	$6,920
Total Solicitation/Communication Expenses:	$51,960

For purposes of the Liquidation, the term "Solicitation/Communication Expenses" includes expenses such as the costs of mailing and printing this Consent Solicitation Statement, any supplements to it or other documents related to the Liquidation, telephone calls, legal fees, appraisal fees, accounting fees, consent solicitation agent fees and other fees related to the solicitation of consents, as well as reimbursement of expenses incurred by brokers and banks, if any, in forwarding the Consent Solicitation Statement to Unit Holders. The Partnership will pay these expenses whether or not the Liquidation is consummated. These Solicitation/Communication Expenses may be higher than estimated if there are additional soliciting materials or if this Consent Solicitation Statement needs to be amended.

Liquidation Expenses
Upper-tier liquidation expenses:	$35,000
Lower-tier liquidation expenses:	$112,500
Total Liquidation Expenses	$147,500
Total Solicitation Communication Expenses and Liquidation Expenses:	$199,460

For purposes of the Liquidation, the term "Liquidation Expenses" means the filing fees, legal and accounting fees not included under Solicitation/Communication Expenses, travel expenses and all other fees related to the Liquidation, but not including Solicitation/Communication Expenses or costs that would have otherwise been incurred by the Partnership in the ordinary course of business. Upper-tier liquidation expenses include audit expenses, tax filing expenses and other expenses upon dissolution of the Partnership. Lower-tier liquidation expenses include the legal fees and other costs associated with the sale of each Apartment Complex or Operating Partnership interest. The General Partner has estimated that lower-tier liquidation expenses will be approximately $7,500 per Operating Partnership interest held by the Partnership.

Estimate of Ranges of Values of Partnership Properties

Due to the fact that the Apartment Complexes each consist of low- to moderate-income housing subject to the rules and regulations of state housing authorities and restrictions under the Code, the methods of valuation for the Partnership's limited partner interests in the Operating Partnerships (the "Investor Limited Partner Interest," or "ILP Interest") may differ from traditional valuations in the sales of housing. See "—Restrictions" below for more details. Furthermore, the valuation methods may differ for each of the Apartment Complexes, as each may be subject to different restrictions and different market conditions.

The General Partner has not consulted with any independent appraiser or other real estate professional in estimating the ranges of values of the Partnership's properties, nor has it consulted with any independent accountants or tax advisors in determining estimates of distributions, tax liability or suspended passive losses. Based upon the General Partner's and its affiliates' experience and familiarity with the markets for conventionally financed multifamily housing and government assisted low- to moderate-income housing, the General Partner is of the view that its estimates for the values for the properties reflect a reasonable range of expected sale prices should the Apartment Complexes or ILP Interests be marketed. However, since (i) the method of valuation used by an actual purchaser may differ from these methods of valuation; (ii) market or property conditions may change; and

(iii) the valuation assumptions used by the General Partner are aggressive and may tend to overstate sale prices, actual results may differ significantly from the analysis presented in this Consent Solicitation Statement.

In addition to any cash distributions made to the Unit Holders upon Liquidation, the Liquidation is expected to allow any suspended passive activity losses to be used by the Unit Holders to offset other income of the Unit Holders. Unit Holders are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

Method of Valuation

While the General Partner anticipates that each disposition of ILP Interests will be different, in its experience, most sales of properties financed in a manner similar to the Apartment Complexes will consist of either a sale of the ILP Interest to an unrelated third party, a transfer of the ILP Interest to the existing general partner of the Operating Partnership (the "Operating General Partner"), or a resyndication of the property. A resyndication involves a subsequent allocation of Low Income Housing Tax Credits ("LIHTCs") and requires the sale of the property. In a resyndication transaction, properties may be sold to an unrelated third party or to a new entity controlled by the existing Operating General Partner.

The estimated values listed below may differ from the actual liquidating distributions, and the method of valuation used in this Consent Solicitation Statement may differ from the method of valuation used in the actual sale of an Apartment Complex or ILP Interest. When properties are sold to unrelated third-party purchasers, the value of those properties will be substantiated through a competitive bidding process, an independent third party appraisal of property value or a combination of both. In most cases when a competitive bidding process is used to substantiate the value of a property, an independent and qualified real estate broker will market the property and manage the bidding process. The General Partner will review all of the bids submitted to any such broker for the property. At this time, the General Partner has not consulted with any real estate brokers or other real estate professionals concerning potential purchasers of the Apartment Complexes except where sales of Apartment Complexes are already in progress, as noted in the chart of estimated values below.

When the General Partner intends to transfer the Partnership's ILP Interest in an Operating Partnership to an existing Operating General Partner, the General Partner will substantiate the value of the property through an independent third party appraisal of property value, a market report of value prepared by an independent and qualified real estate broker or through an internal analysis of the value of the property.

Income Capitalization Analysis. For purposes of this Consent Solicitation Statement, to obtain an estimated value of each of the Apartment Complexes,

the General Partner employed three internal analyses to value each property. As noted above, this may or may not be the method by which the property's value is substantiated at the time of sale.

The first analysis (the "Income Capitalization Analysis") is similar to the income approach employed by appraisers and involves capitalizing the stream of net rental income generated by the Apartment Complex. Under the Income Capitalization Analysis, property value is determined by dividing net operating income by a capitalization rate.

Net operating income is defined as gross operating income minus operating expenses. Operating expenses do not include mortgage debt service, book depreciation and capital deductions. The General Partner has analyzed the current and historical operations for each of the Operating Partnerships and projected the anticipated net operating income for 2007. Gross potential rental income was determined by annualizing the gross potential rental income for each property as of the calendar year ended December 31, 2006, grossed up to 100% occupancy and utilizing a 3% annualized growth rate to derive the projected 2007 gross potential rental income. A future vacancy and collection loss rate of 7% was utilized, which in the General Partner's experience approximates the vacancy rate of properties of this type. In addition, other income was determined by annualizing other income received with respect to the properties as of the calendar year ended December 31, 2006. Operating expenses were determined by averaging the actual operating expenses reported by the properties for the calendar years ended December 31, 2006 and December 31, 2005, and projecting a 3% annual increase in the operating expenses to derive the 2007 operating expenses.

The assumptions and variables used in the Income Capitalization Analysis are aggressive, and the General Partner believes that this may result in the overstatement of property value. Actual results may differ significantly from the results obtained by this analysis. For example, the Income Capitalization Analysis may overstate the gross operating income because it assumes that the Apartment Complexes command market rents comparable to other apartments in the area. Higher rents result in higher operating income. This assumption implies that there are no further use restrictions that affect the property and, as such, the property can be converted from affordable to market rate housing. In most cases, there are use restrictions that continue to affect the property after the expiration of the income and rent restrictions imposed on LIHTC properties under Section 42 of the Code for a minimum of 15 years (the "15-year LIHTC Compliance Period"), making such properties difficult if not impossible to convert to market rate housing. See "—Restrictions" below for more details.

In addition, the estimated operating expenses may understate the actual expenses incurred by similar properties because they do not take into account potential increased costs of operating as a market rate housing development rather than as affordable housing. To compete as a market rate apartment complex, certain operating expenses, such as advertising and/or maintenance, may increase. Further, certain tax exemptions or abatements available to affordable housing complexes may not be available to market rate complexes, and the tax expenses of the property may increase substantially upon conversion.

The overestimation of gross operating income and the underestimation of the operating expenses would result in the overestimation of net operating income. The greater the net operating income is, the greater the value of the property.

The second variable in determining the value of an Apartment Complex in the Income Capitalization Analysis is the capitalization rate. Because the capitalization rate is the denominator in the Income Capitalization Analysis, lower capitalization rates result in higher property values. For purposes of this analysis, the General Partner employed capitalization rates of 8% for conventionally financed properties and 9% for Rural Development ("RD") financed or rural properties. The 8% capitalization rate for conventionally financed properties was selected based upon the General Partner's and its affiliates' experience in marketing similar properties and a review of nationally recognized investor surveys pertaining to capitalization rates in general. Given the average prevailing rates and considering that many of the properties will continue to be subject to use and rent restrictions, the 8% capitalization rate was considered appropriate for purposes of this analysis.

Capitalization rates for RD financed properties are more difficult to determine because the market for these properties is extremely limited. RD is a division of the U.S. Department of Agriculture that administers rural business, cooperative, housing, utilities and community development programs. As described in further detail in "—Restrictions" below, RD properties are financed with subsidized mortgages with principal amortizing at 1% per annum over a 50-year period. Thus, at the expiration of the 15-year LIHTC Compliance Period, there has been no significant amortization of the principal amount of the RD mortgages covering the RD financed properties. In addition, RD properties were developed in rural areas throughout the country, which in many cases have experienced limited or no economic expansion. As a result, many of the properties have not appreciated in value over the course of the 15-year LIHTC Compliance Period. Finally, RD properties tend to be smaller developments, with the average size being 24 units. The combination of minimal debt amortization, minimal market appreciation and small size act as a strict constraint on the value of RD properties. Because most RD properties have limited or no residual value, the pool of potential purchasers is limited; hence, RD properties are relatively illiquid assets.

The extremely limited market for RD financed properties is further limited by the fact that cash flow distributions to property owners often are not allowed by RD. Even when RD does allow cash flow distributions, they are limited by RD regulations to approximately 0.4% of the initial development costs annually, exclusive of LIHTC equity. Because of the limited market, lack of liquidity and restricted cash flow distributions, there is a substantial risk that the investment in an RD financed property could not be recovered through cash flow or future appreciation in the underlying property value. This risk could be deemed to increase the capitalization rate for RD financed properties to a level substantially higher than 9%. In determining the RD capitalization rate, the General Partner assumed that there was an active market for RD properties and that cash flow distributions, if any, are not limited by RD regulation. Under these assumptions, the 1% difference between the conventional and RD capitalization rates would be attributed to the smaller size of RD properties and their rural locations. The General Partner believes that the size and rural location of RD properties, together with a lack of liquidity and restricted cash flow distributions, results in actual capitalization rates that are higher than 9%, but in the absence of a regular market for RD properties, the General Partner chose a more aggressive capitalization rate, which in turn may overstate the values of RD financed properties.

Resyndication Analysis. In addition to the Income Capitalization Analysis, the General Partner also reviewed the results of a potential resyndication of a property (the "Resyndication Analysis"). Resyndication is a viable strategy for RD properties subject to subsidized mortgages that cannot be prepaid, as well as properties subject to income or rent restrictions that continue beyond the initial 15-year LIHTC Compliance Period, as discussed in "—Restrictions" below. In a resyndication, a tax credit developer or purchaser would continue the affordability restrictions of the Apartment Complex, renovate the Apartment Complex (to generate basis additions to maximize tax credits) and withdraw a developer's fee from the acquisition's capitalized funding. Resyndications may allow for the payment of cash proceeds to the existing property owners even in cases where there is no equity value in the property. The Resyndication Analysis estimates the amount of cash proceeds, if any, that would be available for distribution to the existing property owner.

In a resyndication, in order for the Apartment Complexes to generate any new or additional tax credits, the units of the Apartment Complexes would need to be rehabilitated. There are numerous variables and assumptions in a Resyndication Analysis that could impact the ultimate value of an Apartment Complex. The General Partner has applied its best judgment based upon its experience in the marketing and sale of similar properties to account for these variables and to provide what the General Partner believes to be a reasonable range of valuations for these properties.

The Resyndication Analysis assumes rehabilitation costs of $22,500 per unit, which is consistent with the General Partner's experience of the level of rehabilitation required for properties 15 years or older. In addition, the Resyndication Analysis has assumed that new investors would pay $0.90 in equity per tax credit dollar generated. This price does fluctuate, but $0.90 approximates the current market price for RD financed properties. In each case, the General Partner has assumed that the existing mortgage on the resyndicated Apartment Complex would be assumed and that a subsequent financing would have a total loan to value ratio of up to 90%. This is aggressive since, in our experience, lenders typically lend between 70% and 80% of the loan to value ratio, and a higher loan to value ratio means that there will be more funding available to resyndicate the properties and more funds potentially available to distribute.

LIHTC are available at two rates—4% and 9%. Acquisition LIHTC are available only at the 4% rate. Rehabilitation LIHTC are available at both rates, with the 9% rate reserved for conventionally financed (as opposed to subsidized) rehabilitations. The Resyndication Analysis assumes that any new acquisition would include conventional financing, generating LIHTCs equal to 4% of the eligible acquisition price costs and fees and LIHTCs equal to 9% of the eligible rehabilitation costs and fees. The General Partner believes that assuming a 9% LIHTC rate for rehabilitations is aggressive and may not be realized, as the prospective purchaser would be required to compete with other tax credit developments for the limited pool of 9% tax credits with no assurance that the purchaser would win the allocation. Finally, the Resyndication Analysis assumes that the developer's fee would be 5% of acquisition costs and 15% of rehabilitation costs. Maximum allowable development fees are determined by the applicable state housing agency and, as such, fees may vary from state to state. A maximum allowable developer fee equal to 5% of acquisition costs and 15% of rehabilitation costs represents the maximum allowable fee designated by a number of states.

Management Fee Analysis. It is expected that many of the Apartment Complexes, if sold, will not generate sufficient sale proceeds to retire outstanding Operating Partnership indebtedness. In these situations, a sale of the ILP Interest, often to an affiliate of the Operating General Partner, could be more advantageous than the sale of the property. In such circumstances, the General Partner has assumed for purposes of estimating liquidation proceeds that the Partnership's interest in these Operating Partnerships would be transferred to the Operating General Partner for a multiple of the annual property management fee generated by the Partnership. Based on the General Partner's experience, it is typical for property management companies to pay in the range of 1 to 2.5 times the annual management fee to obtain a long term property management contract. In addition, conventionally financed properties may be able to sell their interest to an affiliate of the Operating General Partner or an unrelated third party for an amount equal to the discounted annual cash distributions that the Investor Limited Partner receives from the Operating Partnership. For purposes of the valuation analysis and in cases where the General Partner's analysis determined that the liabilities were greater than the assets, the General Partner assumed a sale value of 2.5 times the annual management fee for the ILP interest in an Operating Partnership. The General Partner believes that assuming 2.5 times the management fee is aggressive and may tend to overstate the value of the Apartment Complexes under the Management Fee Analysis.

Liabilities. The Operating Partnerships have certain liabilities that must be satisfied from the sales proceeds before any distributions would be available to the Partnership. These may consist of the mortgage balances on the properties, loans to the Operating General Partners and other affiliates, and payments on other indebtedness. Furthermore, because the Partnership owns an Investor Limited Partner Interest with less than 100% of the economic interest of the Operating Partnerships, the distributable proceeds of the sale of the Apartment Complexes would be divided among the Partnership, the Operating General Partners, and other limited partners, if any, of the Operating Partnerships.

Restrictions

Except as otherwise noted in the charts below, none of the Apartment Complexes remain subject to the 15-year LIHTC Compliance Period imposed by Section 42 of the Code; however, other income and/or rent restrictions may continue to limit the use of the properties beyond the 15-year LIHTC Compliance Period. Because the Operating Partnerships are controlled by Operating General Partners that are unaffiliated with the Partnership, there may be more restrictions on the individual Apartment Complexes than the General Partner is aware of, and there may be certain local and state level restrictions on certain Apartment Complexes that are not described below or elsewhere in this Consent Solicitation Statement. Some examples of additional restrictions are as follows:

Extended Use Restrictions. Pursuant to Section 42 of the Code, all properties that received LIHTC allocations in 1990 or any subsequent year are subject to affordable housing use restrictions for a minimum period of 30 years, or an additional 15 years beyond the expiration of the 15-year LIHTC Compliance Period. These restrictions are set forth in an agreement between the Operating Partnership and the pertinent state housing agency which is responsible for allocating LIHTC within the state. The terms of the extended restrictions vary by property.

The extended use provisions set forth in Section 42 provide that an owner may request that the state housing agency find a qualified buyer to purchase the property at a qualified contract price derived through a specific formula (a "Qualified Buyer"). Typically, such a request may be made anytime after the expiration of the 14th year of the 15-year LIHTC Compliance Period. The state housing agency has a period of one year after receipt of an application to find a Qualified Buyer. If no Qualified Buyer is found after the expiration of this one-year period, the extended use restrictions terminate. However, the property remains subject to certain restrictions designed to protect existing tenants for an additional three-year period. Section 42 specifically allows state housing agencies to require extended use restrictions beyond the minimum 30 year period required by Section 42. Section 42 also allows state housing agencies to remove or otherwise restrict the ability of an owner to make an application for a Qualified Buyer. Some states extend the extended use period beyond 30 years, and most states provide incentives to remove the owner's ability to request a Qualified Buyer, or make it difficult to receive further LIHTC allocations without waiving the right to seek a Qualified Buyer.

Prepayment Restrictions. Certain subsidized or government loans may include income and/or rent restrictions. Typically, such loans will prohibit prepayment for a certain period of time, and in some cases this period extends beyond the 15-year LIHTC Compliance Period. Examples of such loans are Florida's so-called SAIL Loans and loans made by RD. SAIL Loans must be repaid after 15 years, but by the terms of the loans, the income and rent restrictions imposed by the loan continue for 30 years even after the loan is repaid. RD Loans carry a 1% interest rate and amortize over 50 years. RD Loans obligated prior to December 1989 could be prepaid after 20 years. RD Loans made after December 1989 cannot be prepaid before the end of the 50-year term. In addition, even when prepayment is allowed, conventionally financed mortgages may have prepayment penalties or yield maintenance fees. These penalties would often be too great for a purchaser other than the Operating General Partner to incur enough debt in order to purchase such an Apartment Complex.

Local Municipality Agreements and Grants. Local municipality agreements may include real estate tax relief or a grant of funds. Most of these agreements and grants require some income and/or rent restrictions, and in some cases these restrictions extend beyond the 15-year LIHTC Compliance Period. The terms of these restrictions which are in place and known to the General Partner with respect to specific Apartment Complexes are discussed in further detail in the estimated calculations of property values for the properties below.

Estimation of Proceeds for the Partnership on Liquidation

Fifteen Apartment Complexes remain in the Partnership, one of which, Nicollet Island Historic Homes, was financed conventionally, and the remainder of which are RD financed properties and continue to be subject to certain restrictions. As discussed above, RD financed properties carry greater restrictions than conventionally financed properties, mostly are located in rural areas of the country, and may result in lower proceeds upon sale. Using the approaches described above, the General Partner does not believe that the Unit Holders will receive any further proceeds upon Liquidation, as neither the lower range estimate nor the higher range estimate would produce sufficient proceeds to cover already outstanding liabilities of the Partnership. These liabilities include mortgages, liabilities to the Operating General Partners, loans from the General Partner to the Partnership and management fees of the General Partner for which the General Partner has deferred its priority in the past. In addition, each of the Apartment Complexes owned by the Partnership may be subject to additional affordability restrictions, which could further impact the values of the properties. These restrictions may include, but are not limited to, mortgage prepayment restrictions, local municipality restrictions, and restrictions levied by federal and state granting authorities. Based on certain assumptions described in more detail below, the General Partner estimates that upon Liquidation, the Unit Holders would owe approximately $326 in taxes per 5 Units, and that the Liquidation would free up approximately $6,741 per 5 Units in previously suspended passive losses that could be used to offset these gains and, after the Liquidation is complete, other unrelated income or gains. The method for calculating the estimated Liquidation proceeds for the Partnership is depicted below:

Estimated Proceeds based on Income Capitalization Analysis

Operating Partnership	Estimated Value— Capitalization	Mortgage and Liabilities	Net Value	Proceeds to AAH II (1)
Belen Apartments (3)	$2,347,811	$1,458,896	$888,915	$560,000
Boardman Lake II Apartment Company (2)	$809,082	$990,360	$0	$0
Bridgeview II LDHA LP (3)	$178,834	$768,651	$0	$0
Brookhollow Manor Limited	$1,909,263	$1,326,183	$583,080	$386,000
East China Township LDHA LP (2)	$1,063,382	$896,097	$167,285	$135,400
Immokalee RRH, Limited (3)	$2,019,616	$1,284,612	$735,004	$448,500
Kersey Apartments, A LP (3)	$778,795	$1,184,406	$0	$0
Lovington Housing Associates LP (2)	$962,922	$1,090,253	$0	$0
Middleburg Associates Limited (2)	$1,828,842	$1,394,570	$434,272	$321,600
Nicollet Island Historic Homes	$479,886	$1,689,156	$0	$0
Pine Knoll Development Company LP (2)	$1,474,397	$1,386,435	$87,962	$43,700
Platteville Apartments, A LP (3)	$413,693	$542,681	$0	$0
Shelbyville FH, Limited	$361,661	$598,216	$0	$0
Suncrest, Limited	$320,308	$940,328	$0	$0
Warren Properties, Limited (3)	$366,120	$1,447,263	$0	$0

(1)  Estimated proceeds from a sale of the Apartment Complex would first be utilized under the Operating Partnership's partnership agreement (each, an "Operating Partnership Agreement") to pay advances or payables due to the Operating General Partner. Furthermore, the Partnership would only receive the remaining proceeds from the sale in proportion with the Partnership's Investor Limited Partner Interest. This number represents the estimated net value to the Partnership as owner of the Investor Limited Partner Interest under the Income Capitalization Analysis.

(2)  Property will be eligible to prepay its RD mortgage in 2009.

(3)  Property will be eligible to prepay its RD mortgage in 2008.

Estimated Proceeds Based on Resyndication Analysis

Operating Partnership	Estimated Value— Resyndication	Mortgage and Liabilities	Net Value	Proceeds to AAH II (1)
Belen Apartments	$2,459,929	$1,458,896	$1,001,003	$616,200
Boardman Lake II Apartment Company	$975,019	$990,360	$0	$0
Bridgeview II LDHA LP	$765,043	$768,651	$0	$0
Brookhollow Manor Limited	$1,894,107	$1,326,183	$567,924	$375,800
East China Township LDHA LP	$1,004,652	$896,097	$108,555	$78,400
Immokalee RRH, Limited	$2,024,117	$1,284,612	$739,505	$450,700
Kersey Apartments, A LP	$1,235,664	$1,184,406	$51,258	$41,000
Lovington Housing Associates LP	$950,120	$1,090,253	$0	$0
Middleburg Associates Limited	$1,801,329	$1,394,570	$406,759	$299,000
Nicollet Island Historic Homes	$1,963,945	$1,689,156	$274,789	$274,800
Pine Knoll Development Company LP	$1,383,269	$1,386,435	$0	$0
Platteville Apartments, A LP	$560,142	$542,681	$17,461	$14,200
Shelbyville FH, Limited	$611,088	$598,216	$12,872	$0
Suncrest, Limited	$955,686	$940,328	$15,358	$0
Warren Properties, Limited	$1,380,165	$1,447,263	$0	$0

(1)  Estimated proceeds from a resyndication would first be utilized under the Operating Partnership Agreement to pay advances or payables due to the Operating General Partner. Furthermore, the Partnership would only receive the remaining proceeds from the resyndication in proportion with the Partnership's ILP Interest. This represents the estimated net value to the Partnership as the owner of the ILP Interest under the Resyndication Analysis.

Estimated Proceeds Based on Property Management Fee

Operating Partnership	2.5 Times Property Management Fee (1)
Belen Apartments	$39,000
Boardman Lake II Apartment Company	$40,000
Bridgeview II LDHA LP	$25,000
Brookhollow Manor Limited	$46,000
East China Township LDHA LP	$35,000
Immokalee RRH, Limited	$47,000
Kersey Apartments, A LP	$37,000
Lovington Housing Associates LP	$47,000
Middleburg Associates Limited	$52,000
Nicollet Island Historic Homes	$40,000
Pine Knoll Development Company	$55,000
Platteville Apartments, A LP	$25,000
Shelbyville FH, Limited	$25,000
Suncrest, Limited	$36,000
Warren Properties, Limited	$26,000

(1)  Based on 2.5 times the 2006 property management fees for the Apartment Complex, rounded to the nearest thousand.

Total Estimated Proceeds and Tax (Cost) Benefit

Operating Partnership	Lower Range Estimate		Higher Range Estimate
Belen Apartments	$39,000	(2)	$616,200
Boardman Lake II Apartment Company	$0		$40,000	(1)
Bridgeview II LDHA LP	$0		$25,000	(1)
Brookhollow Manor, Limited	$46,000	(2)	$386,000
East China Township LDHA LP	$35,000	(2)	$135,400
Immokalee RRH, Limited	$47,000	(2)	$450,700
Kersey Apartments, A LP	$0		$41,000
Lovington Housing Associates LP (3)	$36,848		$36,848
Middleburg Associates Limited	$52,000	(2)	$321,600
Nicollet Island Historic Homes	$0		$274,800
Pine Knoll Development Company	$0		$55,000
Platteville Apartments, A LP	$0		$25,000
Shelbyville FH, Limited	$0		$25,000
Suncrest, Limited	$0		$36,000
Warren Properties, Limited	$0		$25,000
Cash and Cash Equivalents (4)	$154,853		$154,853
TOTAL	$410,701		$2,648,401
Current Payables to Affiliates and Accounts Payable (4)	$6,754,328		$6,754,328
Estimated Liquidation Expenses	$147,500		$147,500
Estimated Solicitation/Communication Expenses	$51,960		$51,960
Estimated Liquidation Proceeds Before Taxes	$0		$0
Estimated Distribution Before Taxes per 5 Units	$0		$0
Estimated Capital Gain (Loss) on Sales & Liquidation per 5 Units (5)	$1,305		$1,305
Estimated Tax (Cost) at 25%/Benefit at 15% (6)	$(326)		$(326)
Estimated Suspended Passive Activity Losses per 5 Units (7)	$6,741		$6,741
Estimated Tax Benefit From Suspended Passive Activity Losses at 28% per 5 Units	$1,887		$1,887
Estimated Liquidation Benefit After Taxes and Tax Benefit of Suspended Passive Activity Losses per 5 Units (6)	$1,561		$1,561

(1)  Based on the General Partner's analysis, the Operating Partnership's liabilities are greater than the value of the assets, and the high range value was estimated to be 2.5 times the 2006 annual property management fees for 2006.

(2)  Based on the General Partner's analysis, the Operating Partnership's assets are greater than its liabilities. However, if the property is subject to extended use and income restrictions or if it is not eligible for resyndication or does not receive an allocation of LIHTC, the Operating Partnership's liabilities may be greater than its value, and thus the low range value was estimated to be 2.5 times the 2006 annual property management fees for the Apartment Complex.

(3)  Lovington Housing Associates LP has entered into an Agreement of Sale and Purchase with a related party purchaser dated as of May 2007. The projected balance of $36,848 reflects the amount of such sale payable to the Partnership upon settlement of the sale, which is scheduled to take place on or before March 31, 2008. The sales price of the property will be confirmed through an independent third-party appraisal. Completion of the sale remains subject to certain terms and conditions, including accuracy of the seller's representations and warranties, approval by the mortgage lender of the assumption of mortgage debt and allocation of New Mexico tax exempt bonds and LIHTCs.

(4)  As of September 30, 2007, unaudited.

(5)  This estimate relies on numerous assumptions, including assumptions that there will be no further capital gains prior to Liquidation, that all properties will be sold on December 31, 2007 and that Unit Holders acquired their Units during the original offering period.

(6)  This estimate presumes that Unit Holders have held their Units since the initial offering of the Partnership, and that Unit Holders would be taxed at the maximum capital gains rate for this type of investment of 25% and at an ordinary income rate of 28%. Presuming that Unit Holders have held their Units since the initial offering of the Partnership, that the Partnership's passive activity losses have only been used by the Unit Holders to offset any previous passive activity income/gain from the Partnership, and that all properties are sold on December 31, 2007 and no properties are sold between the date of this Proxy and December 31, 2007, the General Partner estimates that Unit Holders of AAH II would have previously suspended passive activity losses of $6,741 per 5 Units to offset these capital gains. Unit Holders are urged to consult with their tax advisors to determine the amount of distributions such Unit Holder would receive based upon these estimations after taxes and the amount of suspended passive activity losses that such Unit Holder would free up upon Liquidation.

(7)  To the extent not already used to offset other passive activity gains, upon completion of the Liquidation, suspended passive activity losses on the Units may be used to offset other ordinary gains. Please consult with your tax advisor for the specific treatment of any suspended passive activity losses in excess of the tax gain/income recognized from liquidation.

Material Federal Income Tax Consequences

The federal income tax discussion set forth below addresses the material federal income tax consequences of a liquidation of the Partnership, but does not purport to deal with all aspects of federal income taxation that may be relevant to a particular Unit Holder in the light of such a Unit Holder's personal circumstances. The discussion is directed solely to those who hold the Units as capital assets within the meaning of Section 1221 of the Code, and have acquired such Units for investment and not as a dealer or for resale. Further, this discussion may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, financial institutions, real estate investment trusts, regulated investment companies, tax exempt organizations, trusts or persons who acquired Partnership interests as compensation. This discussion is based upon the

Code, Department of Treasury regulations, court decisions, published rulings of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretation (possibly on a retroactive basis).

The following discussion was written in connection with this proxy and is only a summary, and not a complete discussion, of the tax issues associated with the Liquidation and cannot be relied upon to avoid penalties. Unit Holders are urged to consult their own tax advisors as to the specific tax consequences to them of the liquidation of the Partnership, including the applicability and effect of federal, state, local and other tax laws. Unit Holders should be aware that the specific tax consequences to them will vary depending upon several factors, including when the Unit Holder purchased his or her interest in the Partnership and which Units the Unit Holder owns.

In General. The Partnership, as a partnership for federal income tax purposes, is not subject to federal income tax; rather, each Unit Holder is required to take into account its distributive share of the Partnership's income, gains, losses, deductions, credits and tax preference items in computing such Unit Holder's federal income tax liability for any taxable year of the Partnership ending within or with the taxable year of such Unit Holder, without regard to whether the Unit Holder has received or will receive any distribution from the Partnership. Such distributive share is required to be reported by the Partnership to each Unit Holder on a Schedule K-1. Each Unit Holder is required to report consistently with such Schedule K-1 unless it discloses any inconsistent position to the IRS when it files its federal income tax return. A Unit Holder's distributive share of the Partnership's income or loss is determined in accordance with the allocations set forth in the Partnership Agreement.

Sale of the Partnership's Assets. For federal income tax purposes, each Unit Holder will be required to include in its income its allocable share of the gain or loss realized by the Partnership upon the sale of the Partnership's assets pursuant to the Liquidation. If an Apartment Complex is sold or otherwise disposed of by an Operating Partnership, the Operating Partnership will realize gain (or loss) to the extent that the proceeds of the sale or disposition are greater than (or less than) the adjusted federal income tax basis of the Apartment Complex. Gain or loss is passed through the Operating Partnerships to the Partnership and then to the Unit Holders, as provided in the Partnership Agreement. Except to the extent gain is attributable to recapture of certain types of depreciation deductions previously claimed ("depreciation recapture"), gain from the sale of depreciable property held for use in a trade or business (such as an Apartment Complex) is treated as gain from the sale of Section 1231 property, which is generally treated in a manner similar to long-term capital gain as long as all gains from the sale of

Section 1231 property exceed all losses from the sale of Section 1231 property in the taxable year. If losses from the sale of Section 1231 property exceed the amount of all gains from Section 1231 property, then all gains and losses are treated as ordinary gains and losses. However, Section 1231 of the Code provides that gain from the sale of Section 1231 property, rather than being treated in a manner similar to long-term capital gain if the required one year holding period is met, is treated as ordinary income to the extent of the excess of Section 1231 losses over Section 1231 gains from prior sales of Section 1231 property during the five most recently completed taxable years of the taxpayer. Accordingly, the tax effect of the sale of an Apartment Complex could be different for different Unit Holders depending upon their own tax situations regarding prior sales of Section 1231 property. Following the sale of an Apartment Complex, an Operating Partnership will be liquidated. Upon liquidation of an Operating Partnership, the Partnership will generally recognize capital gain to the extent that a liquidating cash distribution exceeds the Partnership's basis for its Operating Partnership interest immediately before the distribution, and will recognize a capital loss to the extent that the Partnership's basis exceeds its share of the liquidating cash distribution. Any such gain or loss will pass through to the Unit Holders.

If the Partnership sells an interest in an Operating Partnership, the Partnership will realize gain equal to the excess of the sale price plus the Partnership's share of nonrecourse liabilities as to which it is released over the Partnership's adjusted basis in the Operating Partnership interest. Any gain or loss is passed through to the Unit Holders under the Partnership Agreement. Any such gain which is attributable to depreciation recapture will be treated as ordinary income for tax purposes and any other gain will generally be treated as capital gain.

Any gain recognized upon a sale of Partnership assets which qualifies as long term capital gain will be taxed at a maximum rate of 25% (or 15% in certain circumstances) to individuals and 35% to corporate taxpayers. To the extent gain qualifies as ordinary income, the gain will be taxed for federal income tax purposes at a maximum rate of 35%. Capital losses can be deducted for federal income tax purposes in any year only to the extent of capital gains plus, in the case of certain non-corporate taxpayers, ordinary income of up to $3,000.

Distribution to the Unit Holders. A Unit Holder will recognize gain to the extent the amount of the liquidating distribution received by the Unit Holder exceeds the Unit Holder's tax basis for its Units. Any such gain will be capital gain. In general, any such capital gain recognized by an individual, estate or trust will qualify for the 15% maximum federal capital gains tax on capital gains if the Units were held by such Unit Holder for more than one year. A Unit Holder's tax basis for its Units will be increased by both the Unit Holder's allocable share of any gain realized on the sale of the

Partnership's assets (see "—Sale of the Partnership's Assets" above) and by the amount of the Unit Holder's allocable share of income from normal Partnership operations for the year of the liquidation. Nevertheless, a Unit Holder's allocable share of the Partnership cash may exceed its basis for its Units, and thereby cause the Unit Holder to recognize gain.

For purposes of determining a Unit Holder's adjusted tax basis in its Units, an increase in a Unit Holder's share of partnership liabilities is treated as a contribution of cash by that Unit Holder to the Partnership, and thereby results in an increase in the Unit Holder's adjusted tax basis in its Units. Conversely, a decrease in a Unit Holder's share of partnership liabilities is treated as a distribution of cash from the Partnership, and thereby results in a decrease in the Unit Holder's adjusted tax basis in its Units. To the extent that a decrease in a Unit Holder's share of partnership liabilities results in a deemed cash distribution to the Unit Holder which exceeds the Unit Holder's adjusted tax basis in its Units, the Unit Holder will recognize gain to the extent of the excess of the deemed cash contribution over its adjusted tax basis in its Units. Accordingly, the possibility of deemed cash distributions should be taken into account in the above paragraph in the same manner as actual cash distributions.

A Unit Holder will recognize a capital loss to the extent the amount of the liquidating distribution received by the Unit Holder in the year of dissolution (including any deemed cash distributions to the Unit Holder attributable to a reduction in the Unit Holder's share of partnership liabilities) is less than the Unit Holder's tax basis for its Units, as such basis is adjusted to reflect any gain or loss realized by the Partnership on the sale of its assets and to reflect the Partnership's income or loss from operations for the year of the liquidation. Capital losses can be deducted for federal income tax purposes, in any year, only to the extent of a Unit Holder's capital gains plus, in the case of certain non-corporate taxpayers, ordinary income of up to $3,000.

Passive Activity Rules. Unit Holders that are individuals, trusts, estates, closely held corporations or personal service corporations are subject to the passive activity loss limitations rules of Section 469 of the Code which provide generally that losses from certain passive activities can only be used to offset income from passive activities. A Unit Holder's allocable share of Partnership income or loss from the sale of the Partnership's assets is generally treated as derived from a passive activity. As a result, a Unit Holder's allocable share of such losses may be used by the Unit Holder in the current taxable year to offset passive activity income from a Unit Holder's other passive activity investments. Similarly, a Unit Holder's allocable share of any Partnership gain realized on the sale of its assets is generally characterized as passive activity income that may be offset by unused previously allocated Partnership passive activity losses or by passive activity losses from a Unit

Holder's other passive activity investments. Because the Liquidation is a fully taxable transaction, Section 469 of the Code generally allows any suspended passive activity losses of the Unit Holder with respect to its investment in the Partnership to be used to reduce other income of the Unit Holder upon liquidation. Any suspended passive activity losses remaining after being offset against any gain from the Liquidation and any other passive income for the year of the Liquidation can generally be used to offset non-passive income from other sources.

As a result of the Liquidation, it is estimated that Unit Holders who have held their Units since the initial offering of the Partnership ("Original Unit Holders"), may recognize a tax cost greater than the amount of liquidating distributions. However, Original Unit Holders who have not used any of their suspended passive activity losses except to offset prior income/gains from the Partnership will be able to offset this gain with such losses. Assuming that all Apartment Complexes will be sold on December 31, 2007, that Unit Holders are taxed on Partnership gains at the maximum 25% capital gains rate and that the Partnership is liquidated within the range of estimated values set forth in "—Estimate of Ranges of Values of Partnership Properties" above, the General Partner estimates that Original Unit Holders who have not used any passive activity losses generated by the Partnership except to offset prior income/gains of the Partnership would have $6,741 per 5 Units in previously suspended passive activity losses Consequently, if you as a Unit Holder have not been able to use the passive activity losses generated by the Partnership, it is likely that you will be able to use your unused passive activity losses upon the Liquidation. Unit Holders are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

Low-Income Housing Tax Credit Recapture. Section 42 of the Code provides for a tax credit with respect to low-income housing that is constructed, rehabilitated or acquired after 1986. The tax credit is claimed over a ten year period. Owners of an interest in low-income housing are required to recapture a portion of tax credits previously claimed if at any time during a 15-year compliance period there is a disposition of an interest in the property. Section 42(j)(6) of the Code additionally provides that recapture will not occur upon a disposition of an interest in the property if the taxpayer furnishes to the Secretary of the Treasury a bond in an amount satisfactory to the Secretary and for the period required by the Secretary and there is a reasonable certainty that the property will remain affordable housing for the duration of the 15-year compliance period.

Each of the Apartment Complexes qualified for this tax credit and such tax credits were taken by the Unit Holders with respect to the Apartment Complexes. All properties sold to date were sold after the expiration of the 15-year compliance period or posted with the surety bond to the Internal

Revenue Service required under Section 42(j)(6) of the Code to avoid tax credit recapture upon disposition. It is anticipated that future sales will occur in the same manner, and as such, will not result in any recapture of such tax credits. However, the General Partner may in its sole discretion decide that the benefits of a sale outweigh the cost of tax credit recapture upon disposition.

Historic Rehabilitation Tax Credit. Section 47 of the Code provides for a tax credit to the owners of qualifying income-producing historic properties rehabilitated by such owner after 1976. Owners of an interest in qualified income-producing rehabilitated historic properties are required to recapture a portion of tax credits previously claimed if at any time during a 5-year compliance period there is a disposition of an interest in the property.

Certain of the Apartment Complexes qualified for this tax credit and such tax credits were taken by the Unit Holders with respect to such Apartment Complexes. However, since the 5-year compliance period has expired, the sale of the Apartment Complexes will not result in any recapture of such tax credits.

THE FOREGOING DISCUSSION IS ONLY A SUMMARY AND IS NOT A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE LIQUIDATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES, AND ANY OTHER TAX CONSEQUENCES, OF THE LIQUIDATION TO YOU.

Accounting Treatment

The Partnership will prepare financial statements in accordance with generally accepted accounting principles as of and through the date the Certificate of Cancellation is filed by the Partnership, and will engage its independent auditors to audit the financial statements.

Amendment to the Plan of Liquidation and Dissolution

Prior to execution of the Plan of Liquidation and Dissolution by the General Partner, the General Partner may abandon the Liquidation without further action by the Unit Holders. Subject to applicable law, the Plan of Liquidation and Dissolution may be amended by the Partnership at any time prior to the filing of the Certificate of Cancellation with the Massachusetts Secretary of the Commonwealth. Once approved, the Plan of Liquidation and Dissolution may be amended or terminated by the General Partner at any time.

No Appraisal Rights

Neither Massachusetts law, nor the Partnership Agreement, require that Unit Holders be entitled to appraisal rights on the Liquidation, and no such appraisal rights will be afforded Unit Holders voting against the Liquidation.

Regulatory Approvals

No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the Partnership's liquidation and dissolution.

SELECTED FINANCIAL DATA

The information set forth below presents selected financial data of the Partnership for each of the last five years in the period ended March 31, 2007. The information presented in the tables should be read in conjunction with the Partnership's consolidated financial statements and the related notes incorporated by reference in this Consent Solicitation Statement. See "OTHER MATTERS."

	March 31, 2007	March 31, 2006	March 31, 2005	March 31, 2004	March 31, 2003
Operations Interest Income	$5,299	$988	$2,353	$5,200	$1,322
Other Income	21,784	1,958	14,846	27,151	5,793
Share of Income (Loss) of Operating Partnerships	201,308	90,566	(287,257)	(31,312)	(49,915)
Operating Expense	(139,700)	(199,745)	(292,014)	(453,820)	(479,938)
Net Income (Loss)	$88,691	$(106,233)	$(562,072)	$(452,781)	$(522,738)
Net Income (Loss) per Unit of Limited Partnership Interest	$3.31	$(3.97)	$(21.00)	$(16.91)	$(19.53)
Balance Sheet
Total Assets	$468,159	$197,409	$448,388	$1,558,235	$1,558,091
Total Liab.	$6,998,512	$6,816,453	$6,854,825	$6,720,590	$6,267,665
Partners' Equity (Deficit)	$(6,530,353)	$(6,619,044)	$(6,406,437)	$(5,162,355)	$(4,709,574)

The information set forth below presents selected financial data of the Partnership for each of the two quarters ended September 30, 2007 and September 30, 2006, respectively. The historical information for the three-month periods ended September 30, 2007 and 2006 is unaudited and was derived from interim financial statements of the Partnership. The information presented in this table should be read in conjunction with the Partnership's consolidated financial statements and the related notes incorporated by reference in this Consent Solicitation Statement. See "OTHER MATTERS."

	(UNAUDITED) September 30, 2007	(UNAUDITED) September 30, 2006
Operations Interest Income	$1,630	$742
Other Income	—	21,784
Share of Income (Loss) of Operating Partnerships	—	50,250
Operating Expenses	59,106	55,290
Net Income (Loss)	$(57,476)	$17,486
Net Income (Loss) per Unit	$(2.15)	$0.7
Balance Sheet
Total Assets	$154,853	$273,420
Total Liab.	$6,754,328	$6,927,916
Partners' Equity (Deficit)	$(6,599,475)	$(6,654,496)

RECOMMENDATION OF THE GENERAL PARTNER

The General Partner recommends a vote "FOR" approval of the proposed Liquidation. If approved by the Unit Holders, the Plan of Liquidation and Dissolution would immediately go into effect upon the execution by the General Partner of the Plan, which will occur as soon as reasonably practicable after approval by the Unit Holders. After the Partnership has been liquidated, the General Partner will file a Certificate of Cancellation with the Massachusetts Secretary of the Commonwealth, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist. At any time before the execution of the Plan of Liquidation and Dissolution, the General Partner may abandon the Liquidation without further action by the Unit Holders, but after the execution of the Plan, the General Partner must receive the consent of the Unit Holders to amend or alter the Plan.

YOUR VOTE IS VERY IMPORTANT. FAILURE TO RETURN THE ENCLOSED CONSENT FORM WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION. WE RECOMMEND THAT ALL UNIT HOLDERS APPROVE THE LIQUIDATION BY MARKING THE BOX ENTITLED "FOR" ON THE ENCLOSED CONSENT CARD. IF YOU SIGN AND SEND IN THE ENCLOSED CONSENT CARD BUT DO NOT INDICATE HOW YOU WANT TO VOTE AS TO THE LIQUIDATION, YOUR CONSENT CARD WILL BE TREATED AS VOTING "FOR" THE LIQUIDATION.

THE PARTNERSHIP AND THE GENERAL PARTNER

The Partnership is a limited partnership which was formed under the laws of the Commonwealth of Massachusetts on May 13, 1987. As a result of a restructuring effective as of June 1, 2001, the General Partner of the Partnership is Boston Capital Associates Limited Partnership, a Massachusetts limited partnership. The general partner of the General Partner is BCA Associates Limited Partnership, a Massachusetts limited partnership whose sole general partner is C&M Management, Inc., a Massachusetts corporation, and whose limited partners are Herbert F. Collins and John P. Manning. Mr. Manning is the president and principal executive officer of C&M Management, Inc. As of December 1, 2007, not including the general partner interests, the Partnership had 2,495 investors holding 26,501 Units.

The Partnership was formed to acquire limited partner interests in the Operating Partnerships, each of which was to own and operate an Apartment Complex for low- and moderate-income tenants. Each Apartment Complex qualified for the low-income housing tax credit under Section 42 of the Code, and some Apartment Complexes also qualified for the historic rehabilitation tax credit under Section 47 of the Code. Section 236(f)(ii) of the National Housing Act, as amended, and Section 101 of the Housing and

Urban Development Act of 1965, as amended, each provide for the making by HUD of rent supplement payments to low income tenants in properties which receive other forms of federal assistance such as tax credits. The payments for each tenant, which are made directly to the owner of their property, generally are in such amounts as to enable the tenant to pay rent equal to 30% of the adjusted family income. Some of the Apartment Complexes in which the Partnership has invested are receiving such rent supplements from HUD.

HUD has been in the process of converting rent supplement assistance to assistance paid not to the owner of the apartment complex, but directly to the individuals. At this time, the Partnership is unable to predict whether Congress will continue rent supplement programs payable directly to owners of the apartment complexes.

The Partnership was formed to invest in real estate by acquiring, holding and disposing of limited partner interests in the Operating Partnerships which in turn acquire, develop, rehabilitate, own and operate newly constructed, existing or rehabilitated Apartment Complexes. The original objectives of these investments, in order of importance, were to:

•  provide Unit Holders with tax benefits from investing in Operating Partnerships or Apartment Complexes which (a) qualify for the low-income housing tax credit under Section 42 of the Code and which may also qualify for the historic rehabilitation tax credit under Section 48 of the Code with a view towards realizing tax credits totaling approximately $7,500 per $5,000 investment over the first ten years of the Partnership and (b) produce passive activity losses;

•  preserve and protect the Partnership's capital;

•  provide capital appreciation through increases in the value of the Partnership's investments;

•  provide cash distributions from sale or refinancing of the Partnership's investments.

The Partnership originally made investments in 52 Operating Partnerships. As of December 1, 2007, the Partnership retained investments in 15 Operating Partnerships.

AAH II's principal place of business is One Boston Place, Suite 2100, Boston, MA 02108, and its telephone number at such address is (617) 624-8900.

Fiduciary Duties of the General Partner

The General Partner of the Partnership has fiduciary duties to the Partnership under Massachusetts law in addition to the specific duties and obligations imposed upon it under the Partnership Agreement. Subject to the terms of the Partnership Agreement, the General Partner, in managing the affairs of the Partnership, is expected to exercise good faith and integrity with respect to the affairs of the Partnership, must make full disclosure in their dealings with the Partnership and must disclose to the Partnership any benefit or profit derived by them from any transaction connected with the Partnership. Under these fiduciary duties, the General Partner is obligated to act in the best interests of the Partnership, especially where consummation of such transactions may result in their interests being opposed to, or not aligned with, the interests of the Unit Holders.

In addition, under the Partnership Agreement, the General Partner must take all actions necessary or appropriate to protect the interests of the Unit Holders. The Partnership Agreement, however, does limit the liability of the General Partner so that it is not liable to the Unit Holders for any act or omission performed or omitted by the General Partner or its affiliates in good faith and in the best interests of the Partnership, except for conduct constituting negligence or misconduct, or liability with respect to federal securities laws.

Role of the General Partner

The General Partner has full, complete and exclusive discretion to manage and control the business of the Partnership to the best of its ability and use its best efforts to carry out the purpose of the Partnership. The General Partner generally manages and controls the day to day operations of the Partnership, and has general responsibility and overall authority over matters affecting the interests of the Partnership. The General Partner is responsible for cash management, filing of tax returns, all accounting and recordkeeping, and all communications between the Partnership and the Unit Holders. The General Partner has full liability for the Partnership's obligations.

Role of the Unit Holders

Unit Holders may not participate in management of the Partnership without subjecting themselves to potential liability as a general partner. Consent of the holders of a majority of the Units is required for the General Partner to take certain actions, including the liquidation and dissolution of the Partnership.

Market for the Units

The Units are not listed on any national or regional securities exchange, and there is no established public trading market for the Units. Secondary sales activity for the Units has been limited and sporadic.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record date, 26,501 Units had been issued. No Units are held by the General Partner or any named executive officer of C&M Management, Inc., which serves as the general partner of BCA Associates Limited Partnership, which in turn serves as the general partner of Boston Capital Associates Limited Partnership, which is the General Partner of the Partnership. The only holder of greater than 5% of all Units voting is Everest Housing Investors 2 LLC which holds a total of 2,538 Units, representing 9.58% of the total Units issued and outstanding. The table below sets forth beneficial holdings of (i) the General Partner, (ii) each named executive officer of C&M Investments, Inc., and (iii) all those known by us, as of December 1, 2007, to be beneficial owners of more than 5% of any Units.

Name	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of AAH II
Everest Housing Investors 2 LLC (1)	199 S. Los Robles Avenue Suite 200 Pasadena, CA 91101	2,538	9.58%
Boston Capital Associates Limited Partnership	One Boston Place Suite 2100 Boston, MA 02108	N/A(2)	N/A(2)

(1)  Everest Housing Investors 2 LLC owns 2,538 Units in the aggregate, constituting 9.58% of the Units when voting together as a single class.

(2)  Boston Capital Associates Limited Partnership is the General Partner of the Partnership, and has been the General Partner of the Partnership since June 1, 2001. The General Partner owns the sole general partner interest of the Partnership. The General Partner has a 1% interest in all profits, losses, credits and distributions of the Partnership. BCA Associates Limited Partnership is the general partner of Boston Capital Associates Limited Partnership and may be deemed to have sole voting and dispositive power over the interests of the General Partner. C&M Management, Inc. is the general partner of BCA Associates Limited Partnership and may be deemed to have sole voting and dispositive power over the interests of BCA Associates Limited Partnership, and thus, the General Partner. John P. Manning is the President and principal executive officer of C&M Management, Inc. and may be deemed to have sole voting and dispositive power over the interests of C&M Investments, Inc., and thus, BCA Associates and the General Partner. Mr. Manning disclaims beneficial ownership of the interests held by Boston Capital Associates Limited Partnership.

VOTING PROCEDURES

The vote of each Unit Holder is important. You may vote using any one of the following methods:

1.  Mark, date and sign the enclosed consent card and mail it in the enclosed postage paid envelope to ACS Securities Services, Inc., 3988 N. Central Expressway, Bldg. 5-6th Fl., Dallas, TX 75204;

2.  Mark, date, sign and fax the enclosed consent card to ACS Securities Services, Inc., at 214-887-7411;

3.  To place a vote by phone, please call toll-free (888) 332-5715. At the prompt, please enter the unique seven-digit number printed on the enclosed proxy card and, after the next prompt, enter the last four digits of the Primary Investor's Tax ID to login. Follow the prompts to place your vote; or

4.  To place a vote by internet, please follow the link to the proxy voting website at http://www.acssecurities.com/bc/americanaffordable2. Enter the unique seven-digit number printed on the enclosed proxy card and then enter the last four digits of the Primary Investor's Tax ID to login. Follow the instructions shown on the screen to place your vote.

If you have any questions or require assistance completing the consent form, please call Boston Capital Investor Services, toll free at 1-800-955-2733.

Interests of Unit Holders represented by valid consents in the form enclosed and not revoked will be counted in determining whether to approve the Liquidation. Where a choice is specified on a signed, returned consent form as to how you wish to vote, your interests will be voted accordingly. If no choice is specified, the signed consent will be voted FOR the Liquidation.

BECAUSE THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING UNITS MUST APPROVE THE LIQUIDATION, FAILURE TO SUBMIT A CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION.

Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, the Partnership reserves the right to amend or terminate the solicitation, or to delay accepting consent cards. If there is any such amendment, delay or termination, the General Partner will issue a press release (which press release will also be filed with the Securities and Exchange Commission) announcing the amendment, delay or termination no later than 2:00 p.m., Eastern Standard Time, on the next business day after any such amendment, delay or termination. Unless the General Partner amends or terminates the solicitation as described above, the solicitation will continue indefinitely until the requisite votes for the Liquidation have been received.

Record Date and Outstanding Units

The Liquidation proposal is being submitted for approval to those persons who are Unit Holders as of the record date. The record date is •, 2007 for determining the Unit Holders entitled to vote with respect to the amendment. Accordingly, only registered Unit Holders as of the record date will be entitled to vote with respect to the amendment. At the record date, 26,501 Units were held of record by approximately • Unit Holders.

Each Unit Holder is entitled to one vote for each Unit held and the number of outstanding Units entitled to vote with respect to the Liquidation proposal is equivalent to the number of Units held of record at the record date.

Consent Card and Vote Required

Approval of the Liquidation by the Partnership requires the affirmative vote of a majority of the outstanding Units of the Partnership as of the record date. As of the record date, there are 26,501 Units outstanding. ACCORDINGLY, 13,251 UNITS MUST BE VOTED IN FAVOR OF THE LIQUIDATION FOR IT TO BE APPROVED BY THE PARTNERSHIP. THE FAILURE OF A MAJORITY OF UNIT HOLDERS TO VOTE IN FAVOR OF THE LIQUIDATION WILL RESULT IN THE LIQUIDATION PROPOSAL NOT TAKING EFFECT WITH RESPECT TO THE PARTNERSHIP. Any interest of a Unit Holder who is an affiliate of any person directly or indirectly instrumental in organizing or managing the Partnership shall be disregarded in determining both the total interest of the Unit Holders and the obtaining of any approvals, consents or votes of Unit Holders pursuant to any section or subsection of the Partnership Agreement.

Unit Holders who wish to vote "FOR" the Liquidation should complete, sign and return the consent card. The consent card which must be completed for each Unit Holder is enclosed with this Consent Solicitation Statement. Consent cards must be delivered by mail, by facsimile, by telephone or by Internet in the manner described in the section entitled "Voting Procedures" above.

Revocability of Consent

Unit Holders may withdraw or revoke their consent as to the Liquidation proposal at any time prior to completion or abandonment of the solicitation. To be effective, a written or facsimile revocation or withdrawal of the consent card must be received by the consent solicitation agent prior to such time and addressed as follows: ACS Securities Services, Inc., 3988 N. Central Expressway, Bldg. 5-6th Fl., Dallas, TX 75204; or by facsimile to ACS Securities Services, Inc. at 214-887-7411; or by phone at 888-332-5715; or on the internet at http://www.acssecurities.com/bc/americanaffordable2. A notice of revocation or withdrawal must specify the Unit Holder's name and the number of Units being withdrawn. In addition, under Massachusetts law, proxies will only be valid for 11 months after they are signed and dated.

Solicitation of Consents; Solicitation Expenses

The cost of preparing, assembling and mailing the enclosed Consent Card, this Consent Solicitation Statement and other materials which may be sent to Unit Holders in connection with this solicitation shall be borne by the Partnership. Certain directors, officers and employees of the General Partner may solicit the execution and return of Consent Cards by mail, telephone, facsimile or other permitted means. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection with such solicitation. In addition, ACS, an outside solicitation firm retained by the Partnership to solicit votes and communicate with Unit Holders in connection with this Consent Solicitation Statement and the Liquidation (in accordance with applicable law), will assist in the solicitation of votes "FOR" the adoption of the Liquidation proposal. The anticipated cost of such engagement, which shall be borne solely by the Partnership, is $6,700.

FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement and the documents incorporated by reference into this Consent Solicitation Statement contain forward-looking statements. When used in this Consent Solicitation Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of intervening events and general economic conditions and other factors set forth in this Consent Solicitation Statement. We further caution recipients of this Consent Solicitation Statement that the discussion of these factors may not be exhaustive.

We undertake no obligation to update any forward-looking statements that may be made to reflect any future events or circumstances.

THE PLAN OF LIQUIDATION AND DISSOLUTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR THE MERITS OF THE PROPOSED LIQUIDATION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

OTHER MATTERS

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission. Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C., 20549, at prescribed rates. Such material may also be accessed on the Internet through the SEC's address at http://www.sec.gov, and are available in paper form to Unit Holders without charge upon written request to President, One Boston Place, Suite 2100, Boston, MA 02108.

The SEC allows the Partnership to "incorporate by reference" information into this consent solicitation statement, which means that the Partnership can disclose important information about itself to you by referring you to another document filed separately with the SEC rather than providing the information in this consent solicitation statement. The information incorporated by reference is deemed to be part of this consent solicitation statement, except for any information superseded by information contained directly in the consent solicitation statement. This Consent Solicitation Statement incorporates by reference the Partnership's Annual Report on 10-K for the fiscal year ended March 31, 2007 and the Partnership's Quarterly Report on 10-Q for the fiscal quarter ended September 30, 2007.

No persons have been authorized to give any information or to make any representations other than as contained in this Consent Solicitation Statement in connection with proposed amendment and, if given or made, such information or representations must not be relied upon as having been authorized by the Partnership. This Consent Solicitation Statement does not constitute the solicitation of a consent by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation. The delivery of this Consent Solicitation Statement shall not under any circumstances create an implication that there has been any change in the affairs of the Partnership since the date hereof or that the information herein is correct as of any time subsequent to its date.

APPENDICES

Appendix A: Plan of Liquidation and Dissolution

PLAN OF LIQUIDATION AND DISSOLUTION OF
AMERICAN AFFORDABLE HOUSING II LIMITED PARTNERSHIP

This Plan of Liquidation and Dissolution (the "Plan") dated as of _____, 2008 of American Affordable Housing II Limited Partnership (the "Partnership"), a Massachusetts limited partnership, is for the purpose of effecting the complete liquidation and dissolution of the Partnership in accordance with the laws of the Commonwealth of Massachusetts.

1. Intention of the General Partner. Boston Capital Associates Limited Partnership, as the sole General Partner of the Partnership, believes that the liquidation and dissolution (the "Liquidation") of the Partnership at this time is in the best interest of the Partnership and the holders of the Partnership's Class A Limited Partner Interests (the "Unit Holders"). Therefore, the General Partner has submitted this Plan to the Unit Holders for their consent to liquidate and dissolve the Partnership in accordance with Section 1.5 of the Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership dated as of March 1, 1988 (the "Partnership Agreement").

2. Effectiveness. The Plan shall be effective upon the approval hereof by the affirmative vote of more than 50% of the Limited Partners, as directed by the holders of greater than 50% of the outstanding Class A Limited Partner Interests ("Units") of the Partnership as required by the Partnership Agreement. Until such time as the Unit Holders approve this Plan, the General Partner shall not take and shall not cause the Partnership to take any of the actions, and shall not do or cause the Partnership to do, any of the things provided herein, provided that the foregoing shall in no event limit the right of the General Partner to sell, on behalf of the Partnership, Apartment Complexes (or the Partnership's Operating Partnership interests therein) in one or more unrelated transactions in a manner consistent with past practice.

3. Dissolution. In accordance with the Partnership Agreement, after the sale of all or substantially all of the Partnership's assets, the Partnership shall be dissolved without any further action by or on behalf of the Partnership, the Unit Holders or the General Partner.

4. Winding Up and Liquidation. The General Partner, as liquidator for the Partnership, shall sell or cause to be sold all of the assets of the Partnership, together or in separate asset sales, and shall apply the funds of the Partnership (including the proceeds of the sale of any other assets of the Partnership) in accordance with Sections 1.5, 4.2 and 4.3 of the Partnership Agreement. All assets and funds of the partnership previously reserved pursuant to Section 4.2(b)(2) of the Partnership Agreement and determined by the General Partner to be in excess of the amounts required therefore shall be distributed by the General Partner as set forth in Section 4.2 or 4.3 of the Partnership Agreement, as applicable. For purposes of clarity, until the dissolution of the Partnership, distributions shall be made in accordance with

Section 4.2 of the Partnership Agreement, and after the dissolution of the Partnership, distributions shall be made in accordance with Section 4.3 of the Partnership Agreement.

5. Cancellation of Interests in the Partnership. Liquidating distributions shall be made in complete cancellation of all of the Limited Partner's and Unit Holders' interests in the Partnership. If there are no liquidating distributions with respect to any Units, the Units and all of the Unit Holders' interests therein shall be cancelled upon the complete liquidation of the assets contained within the Partnership.

6. Reports and Filings. In connection with the Liquidation and winding up of the Partnership, the General Partner shall cause to be executed and timely filed (i) with the Massachusetts Secretary of the Commonwealth, a Certificate of Cancellation canceling the Partnership's Certificate of Limited Partnership; (ii) with the Internal Revenue Service, all returns, reports, documents, certificates and other information required under the Internal Revenue Code of 1986, as amended, or applicable Treasury Department rules or regulations; (iii) with the appropriate authorities in any other tax jurisdiction, all returns, reports, documents, certificates and other information required under the laws of such jurisdictions; (iv) with the Securities Exchange Commission, any reports required under the Exchange Act, including a Form 15 terminating the registration of the Partnership under the Exchange Act; and (v) all reports required to be delivered to the Limited Partners in accordance with Section 12.8 of the Partnership Agreement.

7. Other Acts. The General Partner shall take, or cause the Partnership to take, such other acts and deeds and shall do, or cause the Partnership to do, such other things, as are necessary or appropriate in connection with the dissolution, winding up and Liquidation of the Partnership, the termination of the responsibilities and liabilities of the Partnership under applicable law, and the termination of the existence of the Partnership.

8. Amendment and Termination. The General Partner may amend or terminate this Plan at any time.

IN WITNESS WHEREOF, the parties hereto have made and executed this Plan as of the date first written above.

AMERICAN AFFORDABLE HOUSING II LIMITED PARTNERSHIP

By: Boston Capital Associates
Limited Partnership, its General
Partner

By: BCA Associates Limited Partnership,
its General Partner

By: C&M Management, Inc.,
its General Partner

By:

Name: John P. Manning
Title: President

[This Page Intentionally Left Blank]

PROPOSED LIQUIDATION AND DISSOLUTION

American Affordable Housing II Limited Partnership

One Boston Place

Suite 2100

Boston, MA 02108

CONSENT CARD

THIS CONSENT IS SOLICITED BY THE GENERAL PARTNER ON BEHALF
 OF THE PARTNERSHIP

The undersigned, a Unit Holder of American Affordable Housing II Limited Partnership (the “Partnership”), and the holder of Units, acting with respect to all such Units held by the undersigned on •, 2007, takes the following actions with respect to the proposal of the Partnership:

1. Proposal to sell all of the Partnership’s assets and dissolve the Partnership pursuant to the proposed Plan of Liquidation and Dissolution.

☐ FOR	☐ AGAINST	☐ ABSTAINS

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice for Action by Written Consent and the Consent Solicitation Statement with respect thereto and hereby revokes any consent or consents heretofore given. This consent may be revoked at any time prior to the completion or abandonment of the consent solicitation.

Please sign exactly as your name(s) appear(s) on the books of the Partnership. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

PLEASE COMPLETE, DATE AND SIGN THIS CONSENT CARD AND RETURN IT IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE REVERSE OF THIS CARD.

(Reverse Side)

Sign exactly as your name appears hereon. If shares are held by joint tenants, both should sign. If signing as Attorney, Executor, Administrator, Trustee or Guardian, Corporation, Partnership, please give your title as such. If signer is a corporation, please sign in the full corporate name by duly authorized officer and include corporate resolution or other documentation verifying authority to sign.

Signature:	Date:

Signature:	Date:

PLEASE COMPLETE, DATE AND SIGN THIS CONSENT CARD AND RETURN IT IN THE SELF-ADDRESSED ENVELOPE IN ACCORDANCE WITH THE VOTING INSTRUCTIONS BELOW.

CONSENT VOTING INSTRUCTIONS

MAIL - Date, sign and mail your consent card in the envelope provided as soon as possible.

- OR -

FACSIMILE – Date, sign and fax your consent card to ACS Securities Inc., at 214-887-7411.

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TELEPHONE - To place a vote by phone, please call toll-free (888) 332-5715. At the prompt, please enter the unique seven-digit PIN number printed to the right of your name on this proxy card and, after the next prompt, enter the last four digits of the Primary Investor’s Tax ID to login. Follow the prompts to place your vote. Have your consent card available when you call.

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INTERNET - To place a vote by internet, please go to http://www.acssecurities.com/bc/americanaffordable2/ and follow the link to the Proxy voting website. Enter the unique seven-digit PIN number printed to the right of your name on this proxy card and then enter the last four digits of the Primary Investor’s Tax ID to login. Follow the instructions shown on the screen to place your vote. Have your consent card available when you access the web page.